UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Strategic Distribution, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.10 per share, of Strategic Distribution, Inc.
	(2)	Aggregate number of securities to which transaction applies:

Approximately 2,973,408 shares of SDI Common Stock (consisting of 2,962,174 shares of Common Stock outstanding on January 1, 2007 and 11,234 shares of Common Stock issuable upon exercise of stock options with exercise prices of less than $10.00 per share)

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$10.00 per share (the price per share negotiated in the transaction)
	(4)	Proposed maximum aggregate value of transaction:

$29,684,064 (equal to the sum of (A) 2,962,174 shares of Common Stock multiplied by $10.00 per share and (B) the aggregate value of options to purchase 11,234 shares of Common Stock at an exercise price of less than $10.00 per share determined by taking the difference between $10.00 and the exercise price per share of each of the options)

	(5)	Total fee paid:
$3,177 (calculated by multiplying the proposed maximum aggregate value of the transaction by 0.000107, in accordance with Section 14(g) of the Exchange Act).
☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

STRATEGIC DISTRIBUTION, INC.
1414 Radcliffe Street, Suite 300
Bristol, Pennsylvania 19007

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Strategic Distribution, Inc., or SDI, which will be held at the offices of Willkie Farr & Gallagher LLP located at 787 Seventh Avenue, New York, N.Y. 10019-6099, on March 21, 2007, at 9:00 a.m., local time.

At the meeting, you will be asked to consider and vote on a proposal to adopt a merger agreement that SDI has entered into with Project Eagle Holding Corporation and a wholly-owned subsidiary of Project Eagle Holding and approve the merger. If our stockholders adopt the merger agreement and approve the merger and the merger is subsequently completed, SDI will become a wholly-owned subsidiary of Project Eagle Holding, and you will be entitled to receive $10.00 in cash for each share of SDI common stock that you own. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.

After careful consideration, our board of directors has unanimously approved the adoption of the merger agreement and the approval of the merger and determined that the merger and the merger agreement are advisable and in the best interests of SDI and its stockholders. Our board of directors recommends that you vote “FOR” the adoption of the merger agreement and the approval of the merger. In reaching its determination, our board of directors considered a number of factors, including the opinion of our financial advisor, which is attached as Annex B to the accompanying proxy statement. You are urged to read the opinion of our financial advisor in its entirety. The recommendation of our board of directors is based, in part, upon the unanimous recommendation of a special committee of the board of directors, consisting of independent directors of SDI.

Our board of directors also unanimously recommends that you vote “FOR” approval of adjournment or postponement of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement.

The accompanying document provides a detailed description of the proposed merger, the merger agreement and related matters. I urge you to read these materials carefully.

Your vote is very important.   Because adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of SDI common stock entitled to vote, your failure to vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. Submitting the proxy card will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Thank you for your cooperation.

Sincerely,
/s/ William R. Berkley
William R. Berkley
Chairman of the Board

The attached proxy statement is dated February 21, 2007, and is first being mailed to stockholders of SDI on or about February 22, 2007.

Neither the United States Securities and Exchange Commission nor any state securities commissioner has approved or disapproved of the transaction described in the enclosed proxy statement, passed upon the merits or fairness of the transaction, or passed upon the adequacy or accuracy of the disclosures in the enclosed proxy statement. Any representation to the contrary is a criminal offense.

STRATEGIC DISTRIBUTION, INC.
1414 Radcliffe Street, Suite 300
Bristol, Pennsylvania 19007

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON March 21, 2007

To our Stockholders:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Strategic Distribution, Inc. (“SDI”) will be held at 9:00 a.m., local time, on March 21, 2007, at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, N.Y. 10019-6099, for the following purposes, as more fully described in the accompanying proxy statement:

1.                 To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of January 8, 2007, by and among Project Eagle Holding Corporation, Project Eagle Merger Corporation and Strategic Distribution, Inc., and approve the merger.

2.                 To transact such other business as may properly come before the meeting and any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting to solicit additional proxies in favor of the proposal to adopt the Agreement and Plan of Merger and approve the merger.

Only holders of record of our common stock as of the close of business on February 20, 2007 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote is required to adopt the merger agreement and approve the merger.

If you fail to vote by proxy or in person, it will have the same effect as a vote against the adoption of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” adoption of the merger agreement and approval of the merger. Holders of our common stock are entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger. See “Appraisal Rights” on page 39.

By Order of the Board of Directors,

/s/ William R. Berkley
William R. Berkley
Chairman of the Board

Bristol, Pennsylvania
February 21, 2007

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

TABLE OF CONTENTS

Page
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	ii
The Special Meeting	ii
The Merger	iii
SUMMARY	1
The Companies	1
The Special Meeting	1
The Merger	3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	7
THE SPECIAL MEETING OF SDI STOCKHOLDERS	7
Date, Time, Place and Purpose of the Special Meeting	7
Record Date; Stock Entitled to Vote; Quorum	8
Vote Required	8
Voting	8
Revocability of Proxies	9
Solicitation of Proxies	9
Other Business	9
THE MERGER	10
Background of the Merger	10
Reasons for the Merger and Recommendation of the Board of Directors	13
Opinion of Financial Advisor	14
Delisting and Deregistration of SDI Common Stock	22
Regulatory Approvals	22
Interests of Certain Persons in the Merger	22
Litigation Challenging the Merger	24
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	26
THE MERGER AGREEMENT	29
Form of the Merger	29
Structure and Effective Time	29
Certificate of Incorporation and Bylaws	29
Board of Directors and Officers of the Surviving Corporation	29
Consideration to Be Received in the Merger	29
Payment Procedures	29
Stock Options	30
Representations and Warranties	30
Covenants Relating to the Conduct of Our Business	32
No Solicitation	33
Indemnification and Insurance	35
Benefit Arrangements	35
Conditions to the Merger	36
Termination	36
Termination Fee	38
Amendment	38
APPRAISAL RIGHTS	39
MARKET PRICE AND DIVIDEND DATA	42
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	43
DESCRIPTION OF STRATEGIC DISTRIBUTION, INC.	46
DESCRIPTION OF PROJECT EAGLE HOLDING CORPORATION	46
DESCRIPTION OF PROJECT EAGLE MERGER CORPORATION	46
FUTURE STOCKHOLDER PROPOSALS	46
WHERE YOU CAN FIND MORE INFORMATION	47
Annex A—Agreement and Plan of Merger, dated January 8, 2007, by and among Project Eagle Holding Corporation, Project Eagle Merger Corporation and Strategic Distribution, Inc.	A-1
Annex B—William Blair & Company, L.L.C. Fairness Opinion dated January 5, 2007	B-1
Annex C—Section 262 of the General Corporation Law of the State of Delaware	C-1

i

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about the proposed merger and the SDI special meeting of stockholders. We urge you to carefully read this entire proxy statement, including each of the annexes.

The Special Meeting

Who is soliciting my proxy?

This proxy is being solicited by our board of directors.

What matters will be voted on at the special meeting?

At the special meeting, you will be asked to vote on the adoption of the merger agreement that we have entered into with Project Eagle Holding Corporation (which we refer to in this proxy statement as Project Eagle Holding) and the approval of the merger. In addition, you may be asked to vote on a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement and to approve the merger.

What vote is required for SDI’s stockholders to adopt the merger agreement and approve the merger?

In order to adopt the merger agreement and approve the merger, holders of a majority of the outstanding shares of our common stock entitled to vote must vote “FOR” adoption of the merger agreement and approval of the merger.

Who is entitled to vote at the special meeting?

Holders of record of our common stock as of the close of business on February 20, 2007 are entitled to vote at the special meeting.

What should I do now?

After carefully reading and considering the information contained in this proxy statement, please vote your shares by checking the appropriate box on and returning the enclosed proxy. You can also attend the special meeting and vote in person. Please do NOT enclose or return your stock certificate(s) with your proxy.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Your broker will only be permitted to vote your shares if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

What if I do not vote?

If you fail to vote by proxy or in person, it will have the same effect as a vote “AGAINST” adoption of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” adoption of the merger agreement and approval of the merger.

When should I send in my proxy card?

You should send in your proxy card as soon as possible to ensure that your shares will be voted at the special meeting.

May I change my vote after I have mailed my signed proxy card?

Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of following ways. First, you can send a written, dated notice to any of the persons named as proxies or the Corporate Secretary of SDI stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

May I vote in person?

Yes. You may attend the special meeting of stockholders and vote your shares of common stock in person. If you hold shares in “street name” you must provide a legal proxy executed by your bank or broker in order to vote your shares at the meeting.

The Merger

What is the proposed transaction?

Project Eagle Holding will acquire us by merger. A newly-formed subsidiary of Project Eagle Holding will merge into SDI with SDI as the surviving corporation. Following the merger, we will cease to be a publicly-traded company and will instead become a wholly-owned subsidiary of Project Eagle Holding.

Who is Project Eagle Holding?

Project Eagle Holding is an affiliate of Platinum Equity established for the purpose of the acquisition of SDI. Platinum Equity is a global firm specializing in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, manufacturing and entertainment distribution. Platinum Equity Capital Partners, a Platinum Equity fund, has guaranteed the payment obligations of Project Eagle Holding under the merger agreement. Platinum Equity Capital Partners was launched in July 2004 and currently has more than $150 million in uncommitted capital available for investing.

If the merger is completed, what will I be entitled to receive for my shares of SDI common stock and when will I receive it?

You will be entitled to receive $10.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own.

After the merger closes, Project Eagle Holding will arrange promptly for a letter of transmittal to be sent to each stockholder. The merger consideration will be paid to each stockholder once that stockholder submits the letter of transmittal, the properly endorsed stock certificates (in the case of shares that are certificated), and any other required documentation.

Am I entitled to appraisal rights?

Yes. If the merger is completed, under the General Corporation Law of the State of Delaware, holders of SDI common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares, as determined by the Delaware Court of Chancery. This right of appraisal will be available only if the stockholder submits a written demand for an appraisal prior to the vote on the adoption of the merger agreement and complies with the Delaware law procedures explained in the section entitled “Appraisal Rights,” beginning on page 39 of this proxy statement.

Why is the SDI board recommending the merger?

Our board believes that the merger and the merger agreement are advisable and in the best interests of SDI and its stockholders and unanimously recommends that you adopt the merger agreement. To review our board’s reasons for recommending the merger, see the section entitled “Reasons for the Merger and Recommendation of the Board of Directors” on pages 13 through 14 of this proxy statement.

Will the merger be a taxable transaction to me?

Yes. The receipt of cash for shares of SDI common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our common stock. See the section entitled “Material U.S. Federal Income Tax Consequences” on pages 26 through 28 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should also consult your tax advisor on how specific tax consequences, including any state tax consequences, of the merger apply to you.

When is the merger expected to be completed?

We are working toward completing the merger as promptly as possible. We currently expect to complete the merger during the first quarter of 2007, as soon as possible after the special meeting and after all the conditions to the merger are satisfied or waived, including stockholder adoption of the merger agreement and approval of the merger at the special meeting. No regulatory approvals are required to be obtained as a condition to the merger.

Should I send in my SDI stock certificates now?

No. After the merger is completed, Project Eagle Holding will arrange to have written instructions for exchanging your SDI stock certificates sent to you. If your shares are certificated, you must return your SDI stock certificates as described in the instructions. You will then receive your cash payment as soon as practicable after Project Eagle Holding receives your SDI stock certificates and any additional documents required in the instructions. If your shares are held in “street name” or other uncertificated form, you will receive instructions as to what you need to do to receive your merger consideration.

PLEASE DO NOT SEND YOUR SDI STOCK CERTIFICATES NOW.

What should I do if I have questions?

If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact The Altman Group at (800) 926-6756.

SUMMARY

This summary highlights selected information from this proxy statement. It does not contain all of the information that is important to you. Accordingly, we urge you to read this entire proxy statement and the annexes to this proxy statement.

The Companies

Strategic Distribution, Inc.
1414 Radcliffe Street, Suite 300
Bristol, Pennsylvania 19007
(215) 633-1900

Strategic Distribution, Inc. is a Delaware corporation headquartered in Bristol, Pennsylvania. SDI, through its subsidiaries, provides supply chain management services with respect to maintenance, repair and operating supplies for industrial and institutional customers in the United States, Mexico, and Canada. Our common stock is traded on the Nasdaq Global Market under the symbol “STRD.”

Project Eagle Holding Corporation
c/o Platinum Equity, LLC
360 North Crescent Drive, South Building
Beverly Hills, California  90210
(310) 712-1850

Project Eagle Holding Corporation is a Delaware corporation headquartered in Beverly Hills, California. Project Eagle Holding is an affiliate of Platinum Equity established for the purpose of the acquisition of SDI. Platinum Equity is a global firm specializing in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, manufacturing and entertainment distribution. Platinum Equity Capital Partners, a Platinum Equity fund, has guaranteed the payment obligations of Project Eagle Holding under the merger agreement. Platinum Equity Capital Partners was launched in July 2004 and currently has more than $150 million in uncommitted capital available for investing.

Project Eagle Merger Corporation
c/o Platinum Equity, LLC
360 North Crescent Drive, South Building
Beverly Hills, California  90210
(310) 712-1850

Project Eagle Merger Corporation is a newly-incorporated Delaware corporation (which we refer to as Merger Sub) and a direct, wholly-owned subsidiary of Project Eagle Holding. Merger Sub was formed by Project Eagle Holding exclusively for the purpose of effecting the merger. This is the only business of Merger Sub.

The Special Meeting

Date, Time and Place (page 7)

The special meeting will be held on March 21, 2007, at 9:00 a.m., local time at the offices of Willkie Farr & Gallagher LLP, located at 787 Seventh Avenue, New York, N.Y. 10019-6099.

Matters to be Considered (page 7)

You will be asked to consider and vote upon a proposal to adopt the merger agreement that we have entered into with Project Eagle Holding and Merger Sub and to approve the merger. You may also be asked to consider any other matters that properly come before the meeting, including any procedural matters in connection with the special meeting.

Record Date (page 8)

If you owned shares of our common stock at the close of business on February 20, 2007, the record date for the special meeting, you are entitled to notice of and to vote at the special meeting. You have one vote for each share of our common stock that you owned on the record date. As of the close of business on February 20, 2007, there were approximately 2,963,508 shares of our common stock outstanding and entitled to be voted at the special meeting.

Required Vote (page 8)

Adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote at the special meeting. Failure to vote by proxy or to vote in person, will have the same effect as a vote “AGAINST” adoption of the merger agreement and approval of the merger.

Adoption of the proposal to adjourn or postpone the special meeting, if necessary, to consider any procedural matters related to the special meeting, including to solicit additional proxies in favor of the proposal to adopt the merger agreement and approve the merger, requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the special meeting.

Voting by Proxy (page 8)

You may vote by proxy by returning the enclosed proxy by mail. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

Revocability of Proxy (page 9)

You may revoke your proxy at any time before it is voted. If you have not submitted a proxy through your broker or nominee, you may revoke your proxy by:

•       submitting another properly completed proxy bearing a later date;

•       giving written notice of revocation to any of the persons named as proxies or to the Corporate Secretary of SDI; or

•       voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in street name, you should follow the instructions of your broker or nominee regarding revocation of proxies.

Our Board’s Recommendation to Our Stockholders Regarding the Merger (page 13)

Our board has approved the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of SDI and its stockholders. Our board unanimously recommends that our stockholders vote “FOR” adoption of the merger agreement and approval of the merger at the special meeting. The board reached this determination based on the unanimous recommendation of a special committee of independent directors of SDI and such other factors, documentation and information deemed appropriate by the board.

The Merger

Structure of the Merger (page 29)

Upon the terms and subject to the conditions of the merger agreement, Merger Sub, a wholly-owned subsidiary of Project Eagle Holding, will be merged with and into SDI. As a result of the merger, we will cease to be a publicly-traded company and will become a wholly-owned subsidiary of Project Eagle Holding. The merger agreement is attached as Annex A to this proxy statement. We urge you to read it carefully.

What You Will Receive in the Merger (page 29)

Each stockholder will be entitled to receive $10.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held immediately prior to the merger.

Opinion of Financial Advisor to the Special Committee of the Board of Directors of SDI (page 14)

Pursuant to a letter agreement dated as of January 31, 2005, William Blair & Company, L.L.C., or William Blair, was engaged to act as our financial advisor. Our board of directors selected William Blair based on its reputation and experience in our industry. Following the appointment of a special committee of the board of directors to review and make a recommendation regarding a possible transaction, the special committee requested that William Blair render an opinion as to whether the $10.00 in cash per share to be received by holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. William Blair provided its opinion to the special committee at a meeting of the committee held on January 5, 2007.

The full text of William Blair’s opinion, which describes the various qualifications, factors, assumptions and limitations on the review undertaken by William Blair, is attached as Annex B to this proxy statement. Holders of our common stock are urged to, and should, read the William Blair opinion carefully and in its entirety. The William Blair opinion was addressed solely to the special committee of our board of directors, was limited to the fairness, from a financial point of view, of the merger consideration to holders of our common stock as of the date of the opinion, and William Blair expressed no opinion as to the merits of the underlying decision by SDI to engage in the merger or as to how any holder of shares of SDI stock should vote with respect to the merger. The summary of the William Blair opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Neither our board of directors nor the special committee of the board of directors currently intends to seek an updated fairness opinion in connection with the merger. SDI agreed to pay William Blair a fee for its services, a substantial portion of which was contingent upon consummation of a transaction.

Conditions to the Merger (page 36)

The merger will not be completed unless a number of conditions are satisfied or waived. These conditions include:

•       the adoption of the merger agreement and the approval of the merger by our stockholders;

•       no statute, regulation, judgment or injunction shall have been enacted or entered by a governmental entity or otherwise be in force which has become final and non-appealable and has the effect of making illegal or directly or indirectly restraining or prohibiting the consummation of the merger;

•       the accuracy of the parties’ representations and warranties set forth in the merger agreement;

•       the performance by each party of its covenants and agreements under the merger agreement; and

•       since September 30, 2006, no change or effect has or would be reasonably anticipated to have, individually or in the aggregate with other changes and effects, a material adverse effect on SDI.

Termination of the Merger Agreement (page 36)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval by our stockholders):

•       by the mutual written consent of us and Project Eagle Holding;

•       by either us or Project Eagle Holding:

•        if the merger has not been consummated by July 6, 2007, provided that we may not terminate under this provision if we are in material breach of the merger agreement and Project Eagle Holding may not terminate under this provision if Project Eagle Holding or Merger Sub is in material breach of the merger agreement; or

•        if any decree, order or injunction of a court of competent jurisdiction, United States or foreign, which prohibits the consummation of the merger, or any statute, rule or regulation of any governmental authority which prohibits or makes unlawful the consummation of the transactions contemplated by the merger agreement, has become final and non-appealable;

•       by Project Eagle Holding:

•        if our board withdraws, modifies or changes in a manner adverse to Project Eagle Holding its recommendation that our stockholders adopt the merger agreement, or approves a takeover proposal; or

•        if (1) any of our representations and warranties in the merger agreement are not true on the date of the merger agreement and on any date of determination as if made on such date of determination (other than those representations and warranties that address matters only as of a particular date which shall be true and correct as of such date), except where the failure to be true (without giving effect to any materiality qualifications) would not, individually or in the aggregate, have a material adverse effect on us, or otherwise materially impair or materially delay our ability to consummate the transactions contemplated by the merger agreement, and the failure of such representations and warranties to be so true is incapable of being cured or has not been cured within ten business days after written notice, or (2) we fail to perform in any material respect any of our material obligations or to comply in any material respect with any of our material agreements or covenants under the merger agreement, which failure to perform or comply is incapable of being cured or has not been cured within ten business days after written notice;

•       by us:

•        if, prior to our stockholders adopting the merger agreement, our board approves a superior proposal, provided that we may not approve a superior proposal unless (1) we inform Project Eagle Holding of our intent to approve the superior proposal at least three business days prior to taking such action, (2) we disclose to Project Eagle Holding the terms and conditions of the superior proposal and the identity of the third party making the superior proposal, and (3) Project Eagle Holding does not make, after being provided with reasonable opportunity to negotiate with us and our representatives, within three business days of receipt of such notice, an offer that our board determines is at least as favorable to our stockholders as the superior proposal; or

•        if (1) any of the representations and warranties of Project Eagle Holding or Merger Sub in the merger agreement are not true on the date of the merger agreement and on any date of determination as if made on such date of determination, except where the failure to be true (without giving effect to any materiality qualifications) would not, individually or in the aggregate, have a material adverse effect on or otherwise materially impair or materially delay Project Eagle Holding’s or Merger Sub’s ability to consummate the transactions contemplated by the merger agreement, and the failure of such representations and warranties to be so true is incapable of being cured or has not been cured within ten business days after written notice, or (2) Project Eagle Holding or Merger Sub fail to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant under the merger agreement, which failure to perform is incapable of being cured or has not been cured within ten business days after written notice.

Termination Fee (page 38)

The merger agreement obligates us to pay a termination fee to Project Eagle Holding of $1 million if:

•       Project Eagle Holding terminates the merger agreement because our board withdraws, modifies or changes in a manner adverse to Project Eagle Holding its recommendation that our stockholders adopt the merger agreement, or approves a takeover proposal from a third party; or

•       we terminate the merger agreement before our stockholders adopt the merger agreement but after our board approves a superior proposal.

Appraisal Rights (page 39)

Under Delaware law, if you do not vote for adoption of the merger agreement, you make a written demand for appraisal prior to the special meeting and you otherwise strictly comply with all other statutory requirements of the General Corporation Law of the State of Delaware, you may elect to receive, in cash, the judicially determined fair value of your shares of stock in lieu of the $10.00 per share merger consideration. This value could be more or less than or the same as the cash merger consideration.

SDI Stock Options (page 30)

SDI stock options that are outstanding as of the effective time of the merger will be cancelled. At the effective time of the merger, the holders of those options will become entitled to receive a cash payment equal to the number of shares subject to their stock options multiplied by the amount, if any, by which $10.00 exceeds the per share option exercise price, less applicable withholding taxes.

Interests of Certain Persons in the Merger (page 22)

As you consider the recommendation of our board of directors, you should be aware that some of our executive officers and directors have relationships with SDI and/or Project Eagle Holding that are different from, or in addition to, those of other stockholders and that these relationships may present actual or potential conflicts of interest. These interests are discussed in detail in the section entitled “The Merger—Interests of Certain Persons in the Merger.”

No Solicitation (page 33)

We have agreed that neither we nor any of our officers, directors, employees, agents or representatives will solicit or initiate any takeover proposal by a third party.

Until such time as our stockholders adopt the merger agreement and approve the merger, we may provide information to and participate in discussions or negotiations with a third party if we receive an unsolicited bona fide takeover proposal. Our board may engage in such discussions or negotiations only if:

•       the third party has entered into a confidentiality agreement containing substantially the same terms as the confidentiality agreement between us and Project Eagle Holding;

•       we notify Project Eagle Holding of our intention to provide information to and enter into discussions with the third party;

•       we make the same information available to Project Eagle Holding that we provide to the third party, unless we have previously provided such information to Project Eagle Holding;

•       our board determines in good faith, after consultation with our legal and financial advisors, that it is reasonably likely that the takeover proposal will lead to a superior proposal; and

•       our board determines in good faith, based on advice of outside counsel, that failing to engage in such discussions or negotiations would be reasonably likely to violate the board’s fiduciary duties to our stockholders under Delaware law.

We have agreed to promptly notify Project Eagle Holding of our receipt of any takeover proposal, the material terms of any such takeover proposal, and the identity of the person making such takeover proposal. We are also required to keep Project Eagle Holding informed of any significant developments with respect to any such takeover proposal.

Support Agreements (page 22)

In connection with the merger, all of the directors of SDI entered into support agreements with Project Eagle Holding. Under these agreements, our directors, in their capacity as stockholders of SDI, agreed to vote their shares of SDI stock in favor of the adoption of the merger agreement and approval of the merger and against any takeover proposal. Our directors collectively beneficially own approximately 31% of our outstanding common stock. The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote is required to adopt the merger agreement and approve the merger. The support agreements will terminate on the earliest to occur of the effective time of the merger, the termination of the merger agreement, or any material amendment to or waiver of any material condition in the merger agreement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements about our plans, objectives, expectations and intentions. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation,

•       the requirement that our stockholders adopt the merger agreement with Project Eagle Holding;

•       our failure to satisfy other conditions to the merger;

•       the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees;

and other risks detailed in our current filings with the Securities and Exchange Commission (which we refer to as the SEC), including our most recent filings on Forms 10-Q, 10-K and 8-K. See “Where You Can Find More Information” on page 47. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by federal securities laws.

THE SPECIAL MEETING OF SDI STOCKHOLDERS

We are furnishing this proxy statement to you, as a stockholder of SDI, as part of the solicitation of proxies by our board for use at the special meeting of stockholders.

Date, Time, Place and Purpose of the Special Meeting

The special meeting will be held at the offices of Willkie Farr & Gallagher LLP, located at 787 Seventh Avenue, New York, N.Y. 10019-6099, on March 21, 2007, at 9:00 a.m., local time. The purpose of the special meeting is:

•       to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of January 8, 2007, by and among Project Eagle Holding, Merger Sub and SDI, and approve the merger; and

•       to transact such other business as may properly come before the meeting and any adjournment or postponement thereof, if necessary, to consider any procedural matters incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting to solicit additional proxies in favor of the proposal to adopt the Agreement and Plan of Merger and approve the merger.

By unanimous vote, our board has determined that the merger agreement and the merger are advisable and in the best interests of SDI and its stockholders and has approved the merger agreement and the merger. Our board unanimously recommends that our stockholders vote “FOR” adoption of the merger agreement and approval of the merger. By unanimous vote, our board also recommends that our stockholders vote “FOR” approval of the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement and approve the merger.

Record Date; Stock Entitled to Vote; Quorum

The holders of record of shares of our common stock as of the close of business on February 20, 2007, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.

On the record date, there were approximately 2,963,508 shares of our common stock outstanding held by approximately 1,650 stockholders of record. Holders of a majority of the shares of our common stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or represented by proxy at the special meeting to constitute a quorum to transact business at the special meeting. Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which stockholders have abstained, as well as shares held by brokers or other nominees in “street name” for customers who are beneficial owners that are not voted at the meeting, will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will propose to adjourn or postpone the meeting to solicit additional proxies.

Vote Required

Adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date and entitled to vote.

Each holder of our common stock is entitled to one vote per share. Failure to either vote your proxy or to vote in person will have the same effect as a vote “AGAINST” adoption of the merger agreement and approval of the merger.

Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares without first receiving specific instructions from those customers. If such instructions are not given, the beneficial owner’s shares will be deemed broker non-votes. Any such non-voted shares of our common stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” adoption of the merger agreement and approval of the merger.

The proposal to approve adjournment or postponement of the special meeting, if deemed necessary to facilitate the adoption of the merger agreement and the approval of the merger, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger, requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the special meeting, even if less than a quorum.

Voting

Stockholders may vote their shares of our common stock by attending the special meeting and voting their shares in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a stockholder and returned without instructions, the shares of our common stock represented by the proxy will be voted “FOR” adoption of the merger agreement and approval of the merger and “FOR” approval of adjournment or postponement of the special meeting, if deemed necessary to facilitate the adoption of the merger agreement and approval of the merger, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact The Altman Group at (800) 926-6756.

Stockholders who hold their shares of SDI common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Revocability of Proxies

You can revoke your proxy at any time before it is voted at the special meeting by:

•       submitting another properly completed proxy bearing a later date;

•       giving written notice of revocation to any of the persons named as proxies or to the Corporate Secretary of SDI; or

•       voting in person at the special meeting.

If your shares of our common stock are held in the name of a bank, broker, trustee or other holder of record, you must follow the instructions of your broker or other holder of record to revoke a previously given proxy.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will bear all expenses of filing, printing and mailing this proxy statement.

We have retained The Altman Group, Inc. to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of up to $10,000 plus reimbursement for out of pocket expenses relating to the solicitation.  We have also engaged The Altman Group to provide certain consulting services at its customary billing rates.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, the purpose of the special meeting is required to be set forth in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting, such as a motion to adjourn in the absence of a quorum or a motion to adjourn for other reasons, if necessary, including to solicit additional votes in favor of adoption of the merger agreement.

THE MERGER

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. We urge you to read the entire merger agreement carefully, as it is the legal document that governs the merger.

Background of the Merger

Our senior management and board of directors periodically review strategic matters relating to our company and its future prospects.

Our company has a small market capitalization and our common stock has historically had limited trading volume. During the 30 trading days from November 16, 2006 to January 3, 2007, a total of only 103,060 shares were traded, and there were no reported sales of our common stock on 17 of the 30 trading days in that period. As a result of this small market capitalization and limited trading volume, it has been difficult for existing investors in our company to liquidate their stock positions without significantly affecting our stock price. In addition, the costs of complying with the federal securities laws applicable to our company are significant relative to its revenues, and complying with these laws consumes a substantial amount of our management’s time. We also face significant competitive pressure in the markets we serve. As a result of these and other considerations, in January 2005 our board engaged William Blair to explore strategic alternatives for SDI, including a potential business combination or recapitalization of the company.

From February 2005 through July 2005, SDI, with the assistance of William Blair, prepared marketing materials for the company, and William Blair contacted 45 potential acquirors. Based upon those marketing materials, four potential acquirors (Company A, Company B, Company C and Platinum Equity) submitted preliminary indications of interest in acquiring the company at prices ranging from $9.00 to $17.00 per share, with the highest indication of interest coming from Platinum Equity at $16.00 to $17.00 per share. The indication of interest from Company A was deemed too low to invite them to a management meeting with SDI’s management, but Company B, Company C and Platinum Equity were each invited to management meetings. Company B elected not to pursue further discussions with SDI in August 2005, prior to having a management meeting.

SDI’s senior management met with representatives of Platinum Equity, including Partner Robert Wentworth, Senior Vice President Scott McCarthy and Vice President Todd Golditch, on July 28, 2005, and Platinum Equity was given access to a data room with relevant due diligence materials concerning SDI. SDI’s management met with Company C in August 2005, and Company C was also given access to the data room.

On August 31, 2005, Platinum Equity submitted a revised proposal to acquire SDI for $11.25 per share, and Company C submitted a revised proposal to acquire SDI for $13.00 per share. In October 28, 2005, Company C reduced its bid to $12.75 per share. William Blair and the company conducted further discussions and negotiations with both Company C and Platinum Equity, resulting in an increase in Company C’s bid to $13.00 per share, conditioned on SDI entering into exclusive negotiations with Company C. On or about September 9, 2005, SDI entered into an exclusivity arrangement with Company C, after which Company C continued both its due diligence review of SDI and its negotiations regarding a purchase of the company.

On September 28, 2005, Company C terminated its discussions with SDI due to financing limitations and internal business reasons.

On October 8, 2005, SDI received a letter from Platinum Equity indicating that they were increasing their proposal to acquire SDI to $11.50 per share. On October 28, 2005, SDI agreed to an exclusivity period with Platinum Equity. However, Platinum Equity terminated its discussions with the company on November 4, 2005, midway through its due diligence review of the company, as it discovered, through the course of its diligence, that it would not be in a position to complete the transaction at the price previously indicated.

In November 2005, SDI presented marketing materials to Company D and Company E, and in December 2005 management of SDI met with Company F. In January 2006, Company D declined to pursue further discussions after meeting with management of SDI, and Company F also declined to pursue further discussions with SDI. In March 2006, Company E submitted a preliminary indication of interest of between $12.50 and $13.50 per share, but was ultimately unable to finance the transaction and terminated discussions with SDI.

In January 2006, SDI executed a confidentiality agreement with Company G, and conducted discussions with Company G through August 2006, at which time Company G submitted a preliminary indication of interest of between $12.84 and $13.18 per share. In October 2006, however, Company G indicated that it did not wish to proceed with further discussions due to lack of management consensus and time to proceed.

In April 2006, SDI executed a confidentiality agreement with Company H and commenced discussions regarding a potential transaction. However, Company H cancelled a management meeting that was scheduled in June 2006 and declined to pursue further discussions with SDI.

On November 16, 2006, Mr. William R. Berkley, Chairman of the Board of SDI, submitted a non-binding letter to a special committee of the SDI board of directors pursuant to which he expressed an interest in acquiring, through an affiliate, all of the outstanding equity of SDI for $8.30 per share in cash. In consideration for Mr. Berkley agreeing to extend his proposal beyond November 22, 2006, and in consideration for the time, effort and expense that Mr. Berkley was anticipated to expend in pursuing a transaction with the company, on December 4, 2006, the company agreed to reimburse Mr. Berkley for up to $250,000 in out-of-pocket expenses reasonably incurred.

SDI’s board of directors had formed a special committee of independent directors in September 2006 to consider strategic alternatives for SDI. The special committee consists of Messrs. Andrew M. Bursky (as Chair), Robert D. Neary and Mitchell I. Quain and Ms. Catherine James Paglia. The special committee was delegated the full power and authority to, among other things, make any and all decisions regarding strategic alternatives and negotiate with any party regarding a proposed transaction, and, if appropriate, reject any proposals for any proposed transaction or, in the alternative, recommend to the full board acceptance of any proposed transaction. The special committee was also empowered to retain any and all independent advisors (including financial and legal advisors) as it deemed necessary or appropriate in connection with fulfilling its duties.

The special committee continued to work with William Blair, as the financial advisor to SDI, and during November 2006, William Blair, with the consent of the special committee, contacted a total of 47 potential acquirors, eight of which had not previously been contacted. During November and December 2006, William Blair sent evaluation materials concerning SDI to 20 interested parties with instructions for submitting indications of interest.

On December 7, 2006, William Blair received initial indications of interest in SDI from Platinum Equity of $9.30 per share, from Company I of between $9.00 and $10.00 per share, and from Company J of $10.00 per share. Representatives of Platinum Equity, including Senior Vice President Jim Hoffer and Messrs. McCarthy and Golditch, attended a presentation from SDI management on December 14, 2006. Platinum Equity was provided access to the data room, and performed additional due diligence. Company

I and Company J also attended presentations from SDI management, were provided access to the data room, and performed additional due diligence.

On December 20, 2006, William Blair received revised bids for SDI from Platinum Equity of $9.30 per share in cash, from Company I of $10.00 per share in stock, and from Company J of $10.00 per share in cash. Platinum Equity’s bid indicated that their due diligence was complete, included a full contract mark-up and did not have a financing contingency. Company I’s bid stated that it was subject to the completion of due diligence, did not include a contract mark-up and indicated that its board would need to approve the share issuance. Company J’s bid stated that it was subject to the completion of due diligence and requested 45 days of exclusivity to complete such diligence; furthermore, while Company J’s bid did not include a contract mark-up, it did include high level comments on the contract, and indicated that, while it was working with an asset-based lender, the status of its financing was uncertain. On December 22, 2006, Mr. Golditch indicated orally to William Blair that Platinum Equity would likely increase its bid to $10.00 per share in cash and in writing requested a two-week exclusivity period.

On December 23, 2006, Donald C. Woodring, SDI’s Chief Executive Officer, expressed orally to Mr. Bursky and to William Blair a preliminary interest in developing an offer by management to purchase SDI for $10.75 per share. However, Mr. Woodring stated that such an offer would be contingent on obtaining adequate debt or equity financing from third parties to fund such offer. Mr. Woodring indicated that he was in the process of contacting potential financing sources and that his proposal would be financed by asset-based debt and, if required by the lender, could include approximately $1.0 million of equity invested by management. Mr. Woodring also requested that expenses incurred by him or other management members in connection with developing an acquisition proposal involving SDI be reimbursed by the company. In response, Mr. Woodring was advised that management would be required to demonstrate committed financing within a week.

On December 24, 2006, William Blair advised Mr. Golditch that SDI was holding discussions with another group and therefore was not willing to grant Platinum Equity an exclusivity period. Also on that date, William Blair held discussions with management and management’s most likely lending source regarding the availability of financing and the time that would be required to receive a financing commitment. On December 29, 2006, management of SDI submitted a written proposal to acquire SDI for $10.90 per share, subject to financing. Management orally indicated that securing such financing was expected to take approximately two weeks. Management also requested that the company agree to indemnify them in connection with their proposal and reimburse management for up to $150,000 in reasonable out-of-pocket expenses, including commitment fees. On January 2, 2007, management of SDI submitted a letter reaffirming their offer of $10.90 per share, which continued to be subject to financing, and reduced the requested amount of reimbursable out-of-pocket expenses to $75,000.

During the first week of January 2007, William Blair and Mr. Dan Krasner, Senior Vice President of Platinum Equity, continued to discuss the status of the proposed transaction and of the schedules for approval of the proposed transaction by Platinum Equity’s investment committee and by the SDI special committee and board of directors. On the morning of January 5, 2007, Mr. Golditch confirmed to William Blair that Platinum Equity intended to seek approval from its investment committee of the proposed transaction at a price of $10.00 per share later that afternoon. During the day on January 5, 2007, SDI’s special committee met and considered the proposed transaction with Platinum Equity. The special committee also considered the expression of interest from management and concluded that the failure of management to demonstrate financing capacity and the continued uncertainty of management’s ability to arrange adequate financing created undue risk to the equity stakeholders, particularly in light of Platinum Equity’s fully-financed, non-contingent offer. The special committee also received the oral opinion of William Blair that the merger consideration was fair, from a financial standpoint, to the stockholders of SDI, and recommended that the board of directors of SDI approve and recommend the merger. The full board of directors of SDI then met after the trading markets closed and considered the proposed merger transaction with Project Eagle and unanimously approved the merger and recommended that the merger be submitted for stockholder approval. Also on January 5, the investment committee of Platinum Equity approved the proposed merger transaction.

Over the weekend of January 6 and 7, 2007, Mr. Bursky and Mr. Woodring held several discussions regarding management’s proposal, and Mr. Hoffer of Platinum Equity spoke with Mr. Woodring to discuss Platinum Equity’s plans regarding management’s continuing involvement with SDI. On the morning of January 8, 2007, Mr. Woodring again spoke with Mr. Hoffer in an effort to further clarify Platinum Equity’s plans for SDI management.  However, at no time during their discussions was Mr. Woodring offered any inducement by, nor did he reach any understanding or arrangement with, Mr. Hoffer regarding his future employment or the future employment of any other member of SDI management. Later that day, Mr. Woodring was informed of the special committee and board actions that had been taken on Friday with respect to the merger. Shortly thereafter, given management’s inability to secure financing, Mr. Woodring advised Mr. Bursky that management no longer intended to pursue their proposal.

The merger agreement was executed by SDI, Project Eagle Holding and Merger Sub on January 8, 2007, and the proposed transaction between Project Eagle Holding and SDI was publicly announced in a press release on that date.

Reasons for the Merger and Recommendation of the Board of Directors

In the course of reaching its decision to approve the merger agreement and the merger, our board consulted with senior management and our financial and legal advisors, reviewed a significant amount of information and considered a number of factors, including the following:

•       the value of the consideration to be received by our stockholders pursuant to the merger agreement, as well as the fact that the consideration will be paid in cash, which provides certainty of value to our stockholders compared to a transaction in which they would receive stock or other non-cash consideration;

•       that Platinum Equity’s cash offer was not subject to financing, whereas the expression of interest from management was subject to financing and management had not demonstrated its ability to obtain such financing to the satisfaction of the board;

•       the exhaustive process through which SDI went to market itself and pursue other alternatives, which included a consideration of the possible liquidation of the company;

•       the merger consideration and other terms and conditions of the merger agreement resulted from arms-length bargaining between SDI and its representatives and Project Eagle Holding and its representatives;

•       the lack of liquidity in the market for SDI’s common stock;

•       SDI’s history of operating losses and the future prospects for its business as a stand-alone public entity; and

•       the ongoing costs of remaining a stand-alone public entity, including the costs of complying by the end of 2007 with Section 404 of the Sarbanes-Oxley Act, which requires extensive evaluation and documentation of the company’s internal controls and procedures.

In the course of its deliberations, our board also considered a variety of risks and other countervailing factors, including:

•       the risks and costs to us if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on customer relationships;

•       the restrictions that the merger agreement imposes on actively soliciting competing bids, and the fact that we would be obligated to pay the $1 million termination fee to Project Eagle Holding under certain circumstances;

•       the fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes as described in the section entitled “Material U.S. Federal Income Tax Consequences;”

•       the risk that all conditions to the parties’ obligations to complete the merger may not be satisfied; and

•       the interests of our officers and directors in the merger described under “—Interests of Certain Persons in the Merger.”

Our board concluded that these potentially negative factors were substantially outweighed by the opportunity for our stockholders to monetize their SDI investment for $10.00 per share in cash within a relatively short period of time if the merger conditions were satisfied, which the board believed would maximize the immediate value of their shares and eliminate the risk that the inherent uncertainty affecting our industry and our future prospects could result in a diminution in the market value of their shares. Accordingly, the board concluded that the merger was in the best interests of our stockholders.

The foregoing discussion of the factors considered by our board is not intended to be exhaustive but does set forth the principal factors considered by the board. Our board collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of our board felt were appropriate. In view of the wide variety of factors considered by our board in connection with its evaluation of the merger and the complexity of these matters, our board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board. Rather, our board made its recommendation based on the totality of the information it received and its thorough investigation of that information. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with its legal counsel and its financial advisors, our board determined that the merger agreement was advisable and in the best interests of our stockholders. Accordingly, our board has unanimously approved the merger agreement and the merger. Our board recommends that you vote “FOR” the adoption of the merger agreement.

Opinion of Financial Advisor

William Blair was retained to act as the financial advisor to SDI and eventually to the special committee of the board of directors of SDI to render certain investment banking services in connection with a potential business combination. As part of its engagement, the special committee requested William Blair to render an opinion as to whether the $10.00 per share merger consideration to be received by the holders of the outstanding shares of common stock of SDI was fair to such holders from a financial point of view. On January 5, 2007, William Blair delivered its oral opinion to the special committee of the board of directors and subsequently confirmed in writing to the special committee that, as of that date and based upon and subject to the assumptions and qualifications stated in its opinion, the consideration of $10.00 in cash per share of common stock of SDI was fair, from a financial point of view, to the holders of the outstanding shares of common stock of SDI.

William Blair provided the opinion described above for the information and assistance of the special committee in connection with its consideration of the merger. The terms of the merger agreement and the amount and form of the merger consideration, however, were determined through negotiations between the special committee and Platinum Equity, and were recommended by the special committee for approval by the board of directors and approved by the board of directors. William Blair did not recommend any specific merger consideration to SDI or the special committee or that any specific merger consideration constituted the only appropriate consideration for the merger.

THE FULL TEXT OF WILLIAM BLAIR’S WRITTEN OPINION, DATED JANUARY 5, 2007, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT AND INCORPORATED INTO THIS DOCUMENT BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THE ENTIRE OPINION CAREFULLY TO LEARN ABOUT THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY WILLIAM BLAIR IN RENDERING ITS OPINION. WILLIAM BLAIR’S OPINION WAS DIRECTED TO THE SPECIAL COMMITTEE FOR ITS BENEFIT AND USE IN EVALUATING THE FAIRNESS OF THE MERGER CONSIDERATION AND RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF THE OUTSTANDING SHARES OF COMMON STOCK OF SDI IN THE MERGER PURSUANT TO THE MERGER AGREEMENT, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW THAT STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT OR THE MERGER. A COPY OF THIS OPINION LETTER (WHICH IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT) WILL BE MADE AVAILABLE FOR INSPECTION AND COPYING AT THE PRINCIPAL EXECUTIVE OFFICES OF SDI DURING REGULAR BUSINESS HOURS BY ANY INTERESTED STOCKHOLDER OR OTHER PERSON DESIGNATED IN WRITING AS A REPRESENTATIVE OF SUCH STOCKHOLDER. WILLIAM BLAIR DID NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY SDI TO ENGAGE IN THE MERGER. THE FOLLOWING SUMMARY OF WILLIAM BLAIR’S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. WILLIAM BLAIR HAS CONSENTED TO THE INCLUSION IN THIS PROXY STATEMENT OF ITS OPINION AND THE DESCRIPTION OF ITS OPINION APPEARING UNDER THIS SUBHEADING “OPINION OF FINANCIAL ADVISOR.”

In connection with its opinion, William Blair examined or discussed, among other things:

•       certain audited historical financial statements of SDI for the three years ended December 31, 2005 and unaudited historical financial statements for the nine months ended September 30, 2005 and September 30, 2006;

•       certain internal business, operating and financial information and forecasts of SDI, which we refer to in this proxy statement as the “Forecasts” for the three years ending December 31, 2008 prepared by the senior management of SDI;

•       SDI management’s analysis of a possible liquidation of SDI, which illustrates the potential range of values for assets and liabilities in the event of a liquidation;

•       information regarding publicly available financial terms of certain other business combinations William Blair deemed relevant;

•       the financial position and operating results of SDI compared with those of certain other publicly traded companies William Blair deemed relevant;

•       current and historical market prices and trading volumes of the common stock of SDI;

•       certain other publicly available information on SDI that William Blair deemed relevant; and

•       a draft Agreement and Plan of Merger dated December 22, 2006 and a draft Support Agreement dated January 3, 2007.

William Blair also held discussions with members of the senior management of SDI to discuss the foregoing, considered other matters which it deemed relevant to its inquiry, and took into account such accepted financial and investment banking procedures and considerations that it deemed relevant. In connection with its engagement, William Blair was requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of SDI.

In rendering its opinion, William Blair assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with William Blair for purposes of the opinion, including without limitation the Forecasts. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of SDI. William Blair was advised by the senior management of SDI that the Forecasts examined by William Blair were reasonably prepared on bases reflecting the best estimates then available and judgments of the senior management of SDI. In that regard, William Blair assumed, with the consent of the special committee, that (1) the Forecasts would be achieved and (2) all material assets and liabilities (contingent or otherwise) of SDI were as set forth in SDI’s financial statements or other information made available to William Blair. William Blair expressed no opinion with respect to the Forecasts or the estimates and judgments on which they were based.

William Blair’s opinion did not address the relative merits of the merger as compared to any alternative business strategies that might exist for SDI or the effect of any other transaction in which SDI might engage. William Blair’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair, as of January 5, 2007. Although subsequent developments may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair relied as to all legal matters on advice of counsel to SDI and counsel to the special committee, and assumed that the merger would be consummated on the terms described in the draft merger agreement reviewed by it, without any waiver of any material terms or conditions by SDI. William Blair also assumed that the executed forms of the Support Agreements would conform in all material respects to the last drafts thereof reviewed by William Blair. William Blair did not express any opinion as to the impact of the merger on the solvency or viability of the Surviving Corporation or the ability of the Surviving Corporation to pay its obligations when they become due.

The following is a summary of the material financial analyses performed and material factors considered by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the special committee the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those considered by William Blair to be material in arriving at its opinion.

Selected Public Company Analysis.   William Blair reviewed and compared certain financial information relating to SDI to corresponding financial information, ratios and public market multiples for certain publicly traded companies that William Blair deemed relevant. The companies selected by William Blair fell into two categories: (1) industrial distributors with a market capitalization less than $1.5 billion (“Small Cap Industrial Distributors”); and (2) those with a market capitalization greater than $1.5 billion

(“Large Cap Industrial Distributors”). The following companies were included in the Small Cap Industrial Distributors category:

•       AAR Corp.;

•       Applied Industrial Technologies Inc.;

•       Barnes Group Inc.;

•       DXP Enterprises Inc.;

•       Industrial Distribution Group Inc.;

•       Interline Brands Inc.;

•       Lawson Products Inc.;

•       Park-Ohio Holdings Corp.; and

•       Watsco Inc.

The following companies were included in the Large Cap Industrial Distributors category:

•       Airgas Inc.;

•       Fastenal Co.;

•       Genuine Parts Co.;

•       WW Grainger Inc.;

•       MSC Industrial Direct Co. Inc.;

•       Pool Corp;

•       Smith International Inc.; and

•       Wesco International Inc.

Among the information William Blair considered was revenue, earnings before interest, taxes, depreciation and amortization, which we refer to in this proxy statement as “EBITDA,” EBITDA less public company expenses, which we refer to in this proxy statement as “Adjusted EBITDA,” and earnings before interest and taxes, which we refer to in this proxy statement to as “EBIT.”  William Blair considered the enterprise value as a multiple of revenue, EBITDA, and EBIT for each company for the last twelve months for which results were publicly available, which we refer to in this proxy statement as “LTM.”  William Blair also considered the equity value as a multiple of net income for the LTM period and as a multiple of net income less public company expenses, which we refer to as “LTM Net Income (Adjusted).”  William Blair also utilized First Call earnings per share estimates for the calendar year ending December 31, 2006 and calendar year ending December 31, 2007. When considering these estimated periods, William Blair looked at earnings per share on both an estimated basis, which we refer to as “2006E EPS” and “2007E EPS” for each respective period, and estimated less estimated public company expenses, which we refer to in this proxy as “2006E EPS (Adjusted)” and “2007E EPS (Adjusted)” for each respective period.

The operating results and the corresponding derived multiples for each of the selected public companies were based on each company’s most recent available publicly disclosed financial information and closing share prices as of January 3, 2007. In the case of SDI, the operating results and the corresponding multiples were based on the last twelve months as of September 30, 2006 and an assumed stock price of $10.00 per share. The implied enterprise value of the transaction is based on the equity value implied by the purchase price less any excess cash and cash equivalents assumed to be included in the merger.

William Blair then compared the implied transaction multiples for SDI to the range of trading multiples for the selected public companies. Information regarding the multiples from William Blair’s analysis of selected publicly traded companies is set forth in the following table:

Small Cap Industrial Distributors Comparables Summary

		SDI at	Selected Public Company
		$10.00	Valuation Multiples
Multiple	SDI Result(1)	per share(2)	Min	Median	Mean	Max
Enterprise Value/LTM Revenue	$156,933	0.04x	0.22x	0.84x	0.79x	1.41x
Enterprise Value/LTM EBITDA	$(189)	NMF	7.2x	9.7x	10.0x	11.2x
Enterprise Value/LTM EBITDA (Adjusted)	848	7.1x
Enterprise Value/LTM EBIT	$(1,792)	NMF	9.4x	11.7x	11.9x	15.3x
Enterprise Value/LTM EBIT (Adjusted)	$(756)	NMF
Equity Value/LTM Net Income	$(2,032)	NMF	7.1x	16.3x	15.6x	23.7x
Equity Value/LTM Net Income (Adjusted)	$(1,410)	NMF
2006E EPS	$(0.65)	NMF	9.9x	16.5x	16.0x	23.9x
2006E EPS (Adjusted)	$(0.44)	NMF
2007E EPS	$(0.18)	NMF	6.8x	13.1x	13.5x	17.1x
2007E EPS (Adjusted)	$0.03	NMF

(1)          Results, in this table and the tables that follow, stated in thousands.

(2)          As used in this proxy statement, “NMF” means not meaningful.

Large Cap Industrial Distributors Comparables Summary

		SDI at	Selected Public Company
		$10.00	Valuation Multiples
Multiple	SDI Result	per share	Min	Median	Mean	Max
Enterprise Value/LTM Revenue	$156,933	0.04x	0.65x	1.50x	1.34x	3.11x
Enterprise Value/LTM EBITDA	$(189)	NMF	8.5x	10.8x	9.7x	15.9x
Enterprise Value/LTM EBITDA (Adjusted)	848	7.1x
Enterprise Value/LTM EBIT	$(1,792)	NMF	9.3x	12.3x	11.9x	17.5x
Enterprise Value/LTM EBIT (Adjusted)	$(756)	NMF
Equity Value/LTM Net Income	$(2,032)	NMF	13.6x	19.2x	19.0x	28.2x
Equity Value/LTM Net Income (Adjusted)	$(1,410)	NMF
2006E EPS	$(0.65)	NMF	14.2x	19.4x	18.5x	27.1x
2006E EPS (Adjusted)	$(0.44)	NMF
2007E EPS	$(0.18)	NMF	11.7x	16.3x	15.7x	22.7x
2007E EPS (Adjusted)	$0.03	NMF

William Blair noted that the implied transaction multiples based on the terms of the merger were in most cases not meaningful, because SDI’s financial results were generally negative, relative to the range of multiples, and in some cases below the range of multiples, of the selected public companies.

Although William Blair compared the trading multiples of the selected public companies at the date of its opinion to SDI, none of the selected public companies are identical to SDI. Accordingly, any analysis of the selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

Selected M&A Transactions Analysis.   William Blair performed an analysis of selected recent business combinations consisting of transactions announced prior to January 5, 2007 and focused primarily on comparable companies that it deemed relevant. William Blair’s analysis was based solely on publicly available information regarding such transactions. The selected transactions were not intended to be representative of the entire range of possible relevant transactions in the industrial distribution industry. The 17 transactions examined were (target/acquirer):

•       WYKO Holdings Limited/Eriks Group NV;

•       American Sanitary Products Incorporated/Interline Brands, Inc.;

•       Hughes Supply/Home Depot;

•       R.A. Mueller/DXP Enterprises, Inc.;

•       Purchased Parts Group, Inc./Park-Ohio Industries, Inc.;

•       Noland Company/WinWholesale Inc.;

•       Southwest Power, Inc. & Western States Electric, Inc./Hughes Supply, Inc.;

•       Trentec, Inc./Curtiss-Wright Corporation;

•       Century Maintenance Supply, Inc./Hughes Supply, Inc.;

•       Kar Products/Barnes Group Inc.;

•       Pentacon, Inc./Anixter International Inc.;

•       Utiliserve/Hughes Supply, Inc.;

•       Clayton Acquisition Company/Wolseley plc;

•       Barnett Inc./Wilmar Industries, Inc.;

•       Cameron & Barkley/Hagenmeyer N.V.;

•       INTERMAT, Inc./Project Software & Development, Inc.; and

•       Control Corporation of America/WESCO International, Inc.

William Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of such transactions as a multiple of revenue, EBITDA and EBIT and equity value as a multiple of net income of the target for the latest twelve months prior to the announcement of these transactions. William Blair compared the resulting range of transaction multiples of revenue, EBITDA, EBIT and net income for the selected transactions to the implied transaction multiples for SDI. Information regarding the multiples from William Blair’s analysis of selected transactions is set forth in the following table:

Acquisition Comparables Summary

		SDI at	Selected Transaction
		$10.00	Valuation Multiples
Multiple	SDI Result	per share	Min	Median	Mean	Max
Enterprise Value/LTM Revenue	$156,933	0.04x	0.30x	0.58x	0.52x	1.17x
Enterprise Value/LTM EBITDA	$(189)	NMF	4.9x	9.9x	7.5x	26.2x
Enterprise Value/LTM EBITDA (Adjusted)	848	7.1x
Enterprise Value/LTM EBIT	$(1,792)	NMF	6.8x	12.7x	10.7x	28.6x
Enterprise Value/LTM EBIT (Adjusted)	$(756)	NMF
Equity Value/LTM Net Income	$(2,032)	NMF	12.9x	16.0x	13.7x	22.0x
Equity Value/LTM Net Income (Adjusted)	$(1,410)	NMF

Although William Blair analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of SDI, none of these transactions or associated companies is identical to the merger or SDI. Accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of SDI versus the values of the companies in the selected transactions.

William Blair noted that the implied transaction multiples based on the terms of the merger were in most cases not meaningful, because SDI’s financial results were negative, relative to the range of multiples, in one case within the range of multiples and in one case below the range of multiples, of the selected transactions.

Liquidation Analysis.   William Blair reviewed SDI’s management’s analysis of a possible liquidation of SDI, which illustrates the potential range of values for assets and liabilities in the event of a possible liquidation of the business. In this analysis, management put forth three scenarios: (1) high liquidation value; (2) most likely liquidation value; and (3) low liquidation value. These scenarios varied based on management’s estimates for what they could obtain for SDI’s assets in the event of a liquidation. Liabilities and liquidation costs were held constant in all three scenarios. This analysis indicated a range of $7.51 (low liquidation value) to $9.54 (high liquidation value) with the most likely liquidation value yielding a value per share of $8.52.

William Blair noted that the consideration per share to be received in the merger by the holders of common stock of SDI was $10.00 per share.

Discounted Cash Flow Analysis.   William Blair performed a discounted cash flow analysis to estimate the present value of the Forecasted free cash flows of SDI through the fiscal year ending December 31, 2008. William Blair calculated the assumed terminal value of the enterprise at December 31, 2008 by multiplying projected EBITDA in the fiscal year ending December 31, 2008 by multiples ranging from 7.0x to 9.0x. To discount the projected free cash flows and the assumed terminal value to present value, William Blair used discount rates ranging from 16% to 20%. The discount rates were selected by William Blair based on the weighted average cost of capital calculation for SDI, which factored in the unlevered betas for the companies identified above under the subheading “Selected Public Company Analysis.”  While this methodology produced discount rates ranging from approximately 19% to approximately 24%, William Blair believed 16% to 20% represented a more appropriate discount rate for a company in this industry and of this size. To determine the implied total equity value for SDI, William Blair subtracted debt and added cash to the implied enterprise value for SDI. This analysis indicated a range of implied per share values of from $9.22 per share to $9.50 per share.

William Blair noted that the consideration per share to be received in the merger by the holders of common stock of SDI was $10.00 per share.

Premiums Paid Analysis.   William Blair reviewed data from 413 acquisitions of publicly traded domestic companies, in which 100 percent of the target was acquired, occurring since January 1, 2002 and with transaction equity values less than $75 million. Specifically, William Blair analyzed the acquisition price per share as a premium to the closing share price one day, one week, four weeks, 90 days and 180 days prior to the announcement of the transaction, for all 413 transactions. William Blair compared the range of resulting per share stock price premiums for the reviewed transactions to the discount implied by the merger based on SDI’s stock prices one day, one week, four weeks, 90 days and 180 days prior to January 3, 2007. Information regarding the premiums from William Blair’s analysis of selected transactions is set forth in the following table:

Premium	SDI at
Period	$10.00
Before	per	Premium Paid Data Percentile
Announcement	share	10th	15th	20th	30th	40th	50th	60th	70th	80th	90th	Mean
1 Day	(1.8%)	(27.1%)	(7.1%)	0.0%	6.8%	13.8%	21.3%	27.6%	36.7%	54.3%	79.5%	41.4%
1 Week	(7.6%)	(34.0%)	(7.5%)	0.9%	8.9%	16.0%	24.2%	31.2%	39.5%	56.0%	87.1%	45.8%
4 Weeks	(12.4%)	(38.4%)	(8.9%)	(0.4%)	9.6%	18.5%	26.7%	35.0%	45.6%	63.1%	93.4%	56.8%
90 Days	(17.6%)	(27.1%)	(7.1%)	0.0%	6.8%	13.8%	21.3%	27.6%	36.7%	54.3%	79.5%	54.4%
180 Days	(26.2%)	(67.6%)	(44.2%)	(27.8%)	(0.8%)	13.7%	27.5%	37.7%	48.3%	74.8%	127.9%	45.4%

William Blair noted that the premiums implied by the transaction were between the 15th and 20th data percentile for the referenced transaction group for the one day time period, between the 10th and 15th data percentile for the referenced transaction group for the one week, four week and 90 day time periods and between the 20th and 30th data percentile for the referenced transaction group for the 180 day time period.

General.   This summary is not a complete description of the analysis performed by William Blair but contains the material elements of the analysis. The preparation of an opinion regarding fairness, from a financial point of view, is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness, from a financial point of view, does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the proposed merger and add to the total mix of information available. The analyses were prepared solely for the purpose of William Blair providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness, from a financial point of view, of the consideration to be received by the holders of the common stock of SDI. Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole and in consideration of the process undertaken by the special committee, including the solicitation of potential strategic and financial bidders. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to SDI or the merger. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

William Blair is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. Furthermore, in the ordinary course of its business, William Blair and its affiliates may beneficially own or actively trade common shares and other securities of SDI for its own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in these securities.

SDI and ultimately the special committee of the board of directors of SDI hired William Blair based on its qualifications and expertise in providing financial advice to companies and its reputation as a nationally recognized investment banking firm. Pursuant to a letter agreement dated January 31, 2005, William Blair was paid a retainer fee of $50,000 for its role as financial advisor and an additional $150,000 upon the delivery of its opinion, dated January 5, 2007, as to the fairness, from a financial point of view, of the merger consideration to be paid to the stockholders of SDI. In addition, under the terms of the January 31, 2005 letter agreement, William Blair will be entitled to receive an additional fee of approximately $470,000 upon consummation of the merger. In addition, SDI has agreed to reimburse William Blair for certain of its out-of-pocket expenses (including reasonable fees and expenses of its counsel) reasonably incurred by it in connection with its services and will indemnify William Blair against potential liabilities arising out of its engagement, including certain liabilities under the U.S. federal securities laws.

Delisting and Deregistration of SDI Common Stock

If the merger is completed, SDI common stock will be delisted from the Nasdaq Global Market and deregistered under the Securities Exchange Act of 1934, as amended (which is referred to in this proxy statement as the Exchange Act), and SDI will no longer file periodic reports with the SEC.

Regulatory Approvals

No federal or state regulatory requirements are required to be complied with or approvals are required to be obtained in connection with the consummation of the merger. As a result, obtaining such regulatory approvals is not a condition to the merger.

Interests of Certain Persons in the Merger

In considering the recommendation of our board with respect to the merger agreement, our stockholders should be aware that certain of our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and the merger and to recommend that our stockholders vote in favor of adopting the merger agreement.

Retention Bonus Plan and Severance Arrangements

On December 20, 2006, our board of directors adopted a retention bonus plan with respect to certain of SDI’s employees and executive officers. The retention bonuses would be paid (i) 50% upon the closing of a transaction that results in a change of control of SDI and (ii) 50% upon the first to occur of (A) termination of employment following (or upon) a transaction that results in a change of control and (B) six months following the date upon which a transaction that results in a change of control is effective. Notwithstanding the foregoing, if no transaction that results in a change of control occurs, the entire retention bonus would be paid on June 30, 2007. In addition, on December 20, 2006, our board approved severance arrangements for certain of its employees and executive officers upon termination of employment following a change of control.

The following table sets forth the retention bonuses and severance arrangements that were approved by board on December 20, 2006.

	Retention Bonus(1)	Severance
Donald C. Woodring	$400,000	12 mos salary without cause	(2)
Philip D. Flynt	$232,750	9 mos salary without cause
Daniel J. Kearney	$232,750	12 mos salary without cause
Other employees	$409,467	(3)
Total	$1,274,967

(1)          The amount of retention bonus for each of Messrs. Woodring, Flynt and Kearney, but not for the other employees, was determined based upon a purchase price of $10.00 per share.

(2)          Mr. Woodring may exercise this right immediately upon a change of control.

(3)          Certain other employees have existing severance arrangements providing for payment of up to 12 months’ salary upon termination without cause.

Support Agreements

In connection with the merger, all of the directors of SDI entered into support agreements with Project Eagle Holding. Under these agreements, our directors, in their capacity as stockholders of SDI,

agreed to vote their shares of SDI stock in favor of the adoption of the merger agreement and approval of the merger and against any takeover proposal by a third party. In furtherance of this voting agreement, our directors granted an irrevocable proxy with respect to all of their shares of SDI common stock to Project Eagle Holding and each of its officers. Our directors also agreed not to dispose of any of their shares of SDI common stock and waived their rights to appraisal under the General Corporation Law of the State of Delaware.

Our directors collectively hold approximately 31% of our outstanding common stock. The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote is required to adopt the merger agreement and approve the merger. The support agreements will terminate on the earliest to occur of the effective time of the merger, the termination of the merger agreement, or any material amendment to or waiver of any material condition in the merger agreement.

Merger Proceeds to be Received by Directors and Executive Officers

The following table summarizes the proceeds from shares of our common stock and/or stock options that will be received by our directors and executive officers in connection with the merger. Shares will be exchanged for the right to receive $10.00 per share in cash as described in this proxy statement, and options will be cancelled in exchange for a cash payment for each share subject to the option equal to the amount, if any, by which the option exercise price per share exceeds $10.00, less applicable withholding taxes. See “The Merger Agreement—Stock Options.”

	Number of	Dollar Amount to	Number of	Exercise	Option Dollar
Name	Shares	be Received	Options	Price	Amount
William R. Berkley Director, Chairman of the Board	662,843	$6,628,430	N/A	N/A	N/A
William R. Berkley, Jr. Director	34,666	$346,660	400	$7.70	$920
Andrew M. Bursky Director	97,696	$976,960	400	$7.70	$920
Catherine James Paglia Director	59,141	$591,410	400	$7.70	$920
Robert D. Neary Director	6,600	$66,000	N/A	N/A	N/A
Jack H. Nusbaum Director	2,200	$22,000	400	$7.70	$920
Joshua A. Polan Director	23,617	$236,170	400	$7.70	$920
Mitchell I. Quain Director	20,549	$205,490	400	$7.70	$920
Ronald C. Whitaker Director	0	0	N/A	N/A	N/A
Donald C. Woodring President and Chief Executive Officer	2,366	$23,660	7,500	$3.60	$48,000
Philip D. Flynt Vice President, Chief Financial Officer, and Treasurer	0	0	N/A	N/A	N/A
Daniel J. Kearney Executive Vice President, General Counsel and Secretary	0	0	N/A	N/A	N/A

Indemnification of Officers and Directors

Project Eagle Holding has agreed that, after the effective time of the merger, it and SDI, as the surviving corporation, will indemnify SDI’s directors and officers against losses arising out of or pertaining to the transactions contemplated by the merger agreement. In addition, for six years after the effective time of the merger, the surviving corporation is required to maintain or obtain directors’ and officers’ liability insurance covering those persons who are currently covered by SDI’s officers and directors liability insurance policy on terms not less favorable than those in effect on the date of the merger agreement in terms of coverage and amounts. Project Eagle Holding has also agreed to cause the surviving corporation to continue in effect the indemnification provisions currently provided by SDI’s certificate of incorporation and bylaws for a period of not less than six years following the effective time of the merger.

Employee Benefits

The merger agreement provides that SDI, as the surviving corporation in the merger, will honor, in accordance with their terms, all existing employment, severance, change of control, and similar agreements with officers, directors or employees of SDI, and will continue to provide employees with benefits that are no less favorable in the aggregate than those currently provided by SDI (other than equity incentive plans) until December 31, 2007, which may benefit our officers in addition to our other employees.

Expense Reimbursement

On November 16, 2006, Mr. William R. Berkley, Chairman of the Board of SDI, submitted a non-binding letter to the special committee of the SDI board of directors pursuant to which he expressed an interest in acquiring, through an affiliate, all of the outstanding equity of SDI for $8.30 per share in cash.  In consideration for Mr. Berkley agreeing to extend his proposal beyond November 22, 2006, and in consideration for the time, effort and expense that Mr. Berkley was anticipated to expend in pursuing a transaction with the company, on December 4, 2006, the company agreed to reimburse Mr. Berkley for up to $250,000 in out-of-pocket expenses reasonably incurred.  Although the company has entered into the merger agreement with Project Eagle Holding, the company remains obligated to reimburse Mr. Berkley for these expenses upon Mr. Berkley’s request for such reimbursement.

Litigation Challenging the Merger

Three purported class action lawsuits, two in the Delaware Court of Chancery and one in the Pennsylvania Court of Common Pleas, have been filed against SDI and each of its directors.  The two lawsuits in Delaware have been consolidated since their filing.

Initially these lawsuits alleged breach of fiduciary duty against SDI and each of its directors as a result of an offer by William R. Berkley, Chairman of SDI’s Board of Directors, to acquire all outstanding shares of SDI for $8.30 per share.

After announcement of the merger agreement with Project Eagle Holding, an affiliate of Platinum Equity, the complaints in the Delaware and Pennsylvania lawsuits were amended to include new allegations and, in the case of the Delaware action, new parties.  In the Delaware action, in addition to SDI and its directors, Platinum Equity, Project Eagle Holding and Merger Sub (collectively “Platinum”) and Donald C. Woodring, SDI’s President and Chief Executive Officer, are named as Defendants.

The amended complaint in the Pennsylvania action alleges, among other things, that the defendants have breached their fiduciary duties to the stockholders of SDI by entering into the merger agreement with Platinum and that the merger consideration is inadequate, unfair and substantially below the inherent value of SDI.  The amended complaint in the Pennsylvania action seeks to enjoin the merger or, if it is consummated, rescission of the transaction, money damages, attorneys’ fees, expenses and other relief.  SDI and its directors have filed an answer in the Pennsylvania lawsuit denying the substantive allegations of the amended complaint and further denying the breach of any duty to the SDI stockholders by entering into the merger agreement with Platinum.  No trial date or other hearings are currently scheduled in the Pennsylvania action.

The amended complaint in the consolidated action in Delaware alleges that SDI and its directors breached their fiduciary duties to the SDI stockholders by entering into the merger agreement with Platinum.  Among other things, the consideration offered in the merger is alleged to be inadequate and the result of an unfair sale process.  The amended complaint also alleges the failure to disclose certain facts in the SDI Preliminary Proxy Statement or that certain disclosures in the Preliminary Proxy Statement were materially misleading to the SDI stockholders.  As to the Platinum entities, the amended complaint alleges that they aided and abetted the breach of fiduciary duties by the other defendants by inducing Mr. Woodring and other members of SDI management to abandon a proposal to acquire the outstanding shares of SDI at a price higher than the agreed upon consideration in the merger with Platinum.  Additionally, it is alleged that Mr. Woodring breached his fiduciary duty of loyalty by accepting certain employment incentives from Platinum in return for abandoning the SDI management buy-out proposal.  The amended complaint in the Delaware proceeding seeks to have the proposed transaction enjoined or, if the transaction is consummated, an award of recessionary damages, an accounting and award of damages caused by defendants’ alleged breach of their fiduciary duties, costs, expenses and attorneys’ fees. In connection with the plaintiffs' request for injunctive relief in the Delaware action, the court has ordered expedited discovery and has scheduled a preliminary injunction hearing for 2:00 p.m. on March 15, 2007.

SDI believes that the lawsuits in Pennsylvania and Delaware and the allegations contained therein lack merit.  As such, SDI intends to defend both of these actions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences to our stockholders of the receipt of cash in exchange for shares of our common stock pursuant to the merger or upon the exercise of appraisal rights. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This discussion assumes that a holder holds the shares of our common stock as capital assets. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder of ours in light of the stockholder’s personal investment circumstances, such as those stockholders of ours subject to special treatment under the U.S. federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, U.S. expatriates, traders in securities who elect the mark-to-market method of accounting for their securities, stockholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax), our stockholders who hold shares of our common stock as part of a hedging, “straddle,” conversion or other integrated transaction, or our stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements. In addition, this discussion does not address any aspect of foreign, state or local or estate and gift taxation that may be applicable to our stockholders. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger or upon the exercise of appraisal rights.

If a partnership, or an entity treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

For purposes of this discussion, the term “U.S. holder” means:

•       a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•       a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•       a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•       an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a person, other than a partnership or an entity treated as a partnership, that is not a U.S. holder.

U.S. Holders

The receipt of cash in the merger or upon the exercise of appraisal rights by a U.S. holder will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of shares of our common stock will recognize gain or loss equal to the difference between his or her adjusted tax basis in shares of our common stock converted to cash in the merger and the amount of cash received. Gain or loss will be calculated separately for each block of shares of our common stock (that is, shares of our common stock acquired at the same cost in a single transaction) converted to cash in the merger. If the shares of our common stock have been held for more than one year at the effective time of the merger, the gain or loss will be long-term capital gain or loss subject (in the case of U.S. holders who are individuals) to tax at a maximum U.S. federal income tax rate of 15%, and will be short-term capital gain or loss if, at the effective time of the merger, the shares of our common stock so converted to cash have been held for one year or less. The deductibility of a capital loss recognized on the exchange is subject to limitation.

Under the U.S. federal income tax backup withholding rules, unless an exemption applies, Project Eagle Holding generally is required to and will withhold 28% of all payments to which a U.S. holder or other U.S. holder payee is entitled in the merger, unless the U.S. holder or other U.S. holder payee (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. Each U.S. holder of our stock and, if applicable, each other U.S. holder payee, should complete, sign and return to the paying agent for the merger the substitute Form W-9 that the stockholders will receive with the letter of transmittal following completion of the merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the paying agent. The exceptions provide that certain U.S. holders (including, among others, all corporations) are not subject to these backup withholding and reporting requirements. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the U.S. Internal Revenue Service in a timely manner.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger or upon the exercise of appraisal rights by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•       the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•       the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•       we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of our common stock at any time during the five years preceding the merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger in the same manner as a U.S. holder. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the U.S. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Internal Revenue Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not, have not been and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received in the merger or upon the exercise of appraisal rights, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption, generally using an applicable Form W-8. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

The foregoing discussion of certain material U.S. federal income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of our common stock. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger or upon the exercise of appraisal rights.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. Because the merger agreement is the primary agreement that governs the merger, we urge you to carefully read the complete text of the merger agreement for its precise legal terms and other information that may be important to you. The merger agreement is included as Annex A to this proxy statement.

Form of the Merger

If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Sub, a wholly-owned subsidiary of Project Eagle Holding created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into SDI. The separate corporate existence of Merger Sub will cease, and SDI will survive the merger and will become a wholly-owned subsidiary of Project Eagle Holding. We sometimes refer to SDI after the merger as the surviving corporation.

Structure and Effective Time

The merger agreement provides that we will complete the merger on the first business day after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement, or at such other time as we and Project Eagle Holding may agree. We intend to complete the merger as promptly as practicable, subject to receipt of stockholder approval. We refer to the time at which the merger is completed as the effective time. Although we expect to complete the merger by the end of the first quarter of 2007, we cannot specify when, or assure you that, we and Project Eagle Holding will satisfy or waive all conditions to the merger.

Certificate of Incorporation and Bylaws

At the effective time, the certificate of incorporation of Merger Sub will be the certificate of incorporation of the surviving corporation, and the bylaws of Merger Sub will be the bylaws of the surviving corporation.

Board of Directors and Officers of the Surviving Corporation

At the effective time, the directors of Merger Sub will become the directors of the surviving corporation, and the officers of SDI will be the initial officers of the surviving corporation.

Consideration to Be Received in the Merger

Upon completion of the merger, each share of our common stock issued and outstanding immediately prior to the effective time will be cancelled and converted into the right to receive $10.00 in cash, without interest and less applicable withholding taxes, other than (1) shares held by stockholders who properly exercise and perfect their appraisal rights and (2) any shares owned by us, Project Eagle Holding or Merger Sub. Our stockholders are entitled to assert appraisal rights instead of receiving the merger consideration. For a description of these appraisal rights, please see “Appraisal Rights.”

Payment Procedures

Prior to the effective time of the merger, Project Eagle Holding will appoint a paying agent that will make payment of the merger consideration to our stockholders. Project Eagle Holding will deposit sufficient cash with the paying agent at or before the effective time of the merger in order to permit the payment of the merger consideration. As soon as reasonably practicable after the effective time of the merger, the paying agent will mail to each holder of record of a certificate representing shares of our common stock a letter of transmittal and instructions for surrendering stock certificates to the paying agent. The paying agent will pay a stockholder the merger consideration, less any withholding taxes required by law, upon the paying agent’s receipt of such stockholder’s stock certificate(s) and properly completed letter of transmittal. In the case of “street name” or other uncertificated shares, the paying agent will pay the merger consideration, less any withholding taxes required by law, to our stockholders upon entry, through a book-entry transfer agent, of the surrender of such shares on a book-entry account statement. No interest will be paid or accrued to our stockholders on the cash payable upon the surrender of stock certificates. Project Eagle Holding is entitled to cause the paying agent to deliver to it any funds that have not been distributed within one year after the effective time of the merger. After that date, holders of certificates who have not complied with the instructions to exchange their certificates will be entitled to look only to Project Eagle Holding for payment of the applicable merger consideration, without interest.

You should not send your SDI stock certificates to the paying agent until you have received transmittal materials from the paying agent. Please do not return your SDI stock certificates with the enclosed proxy.

If any of your stock certificates have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact and, if required by the surviving corporation, post a bond in such reasonable amount as the surviving corporation may reasonably require as indemnity against any claim that may be made against it with respect to your lost, stolen or destroyed stock certificates.

Stock Options

As a result of the merger, options to purchase our common stock that are outstanding as of the effective time of the merger will be cancelled. At the effective time of the merger, the holders of those options will become entitled to receive a cash payment in an amount equal to the number of shares subject to the option multiplied by the amount, if any, by which $10.00 exceeds the per share option exercise price, less the applicable withholding taxes. As of January 1, 2007, the company had granted options to purchase a total of 72,994 shares of the company’s common stock to its officers, directors and employees, of which options to purchase 11,234 shares had an exercise price of less than $10.00 per share.  The total amount payable to option holders upon cancellation of these options as a result of the consummation of the merger will be approximately $62,350.

Representations and Warranties

The merger agreement contains customary representations and warranties that we made to Project Eagle Holding regarding, among other things:

•       corporate matters, including due organization, power and qualification;

•       our capitalization;

•       our subsidiaries;

•       the authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•       the absence of conflicts with, or violations of, organizational documents, other agreements or instruments, applicable laws, or other obligations as a result of the merger, and the identification of required governmental filings and consents;

•       the accuracy of information contained in registration statements, reports and other documents that we file with the SEC and the compliance of our filings with the SEC with applicable federal securities law requirements;

•       the absence of undisclosed liabilities;

•       the maintenance and effectiveness of disclosure controls and procedures, and the absence of fraud involving management or other employees;

•       the absence of certain changes or events, such as a material adverse effect, amendments to our charter or bylaws, changes in employee benefit plans or employee compensation, and changes in our capitalization;

•       litigation;

•       employee benefits plans;

•       that this proxy statement will comply with the requirements of applicable securities laws and not contain untrue statements of material facts or omissions of material facts;

•       the conduct of our business in material compliance with applicable laws, and the possession of valid permits sufficient to conduct our business;

•       the filing of tax returns and the absence of unpaid taxes and tax-related audits or investigations;

•       environmental matters;

•       owned and leased property;

•       intellectual property;

•       our material contracts;

•       insurance;

•       the absence of undisclosed brokers’ fees;

•       employee and labor matters;

•       affiliate transactions;

•       suppliers and customers;

•       the inapplicability of state anti-takeover statutes; and

•       requirements of stockholder approval.

In addition, Project Eagle Holding and Merger Sub made representations and warranties to us regarding, among other things:

•       corporate matters, including due organization, power and authority;

•       Merger Sub’s capitalization;

•       the authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•       the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•       the sufficiency of funds to consummate the merger;

•       litigation;

•       no prior business activities by Merger Sub;

•       the absence of undisclosed brokers’ fees;

•       the accuracy of information to be supplied to us for inclusion in this Proxy Statement; and

•       their beneficial ownership of our common stock.

Many of our representations and warranties are qualified by materiality or a material adverse effect standard. A “material adverse effect” means any change or effect that has or would reasonably be anticipated to have, individually or in the aggregate with other changes and effects, a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets or liabilities of SDI and its subsidiaries taken as a whole; provided, however, that none of the following shall be deemed to constitute a “material adverse effect” or shall be considered in determining whether a “material adverse effect” has occurred:

•       changes in general economic or political conditions, or the financing or capital markets in general, or changes in currency exchange rates;

•       changes affecting generally the industries or markets in which SDI or any of its subsidiaries conduct business;

•       changes in any laws issued, enacted, adopted, promulgated or otherwise put into effect after the date of the merger agreement by or under the authority of any governmental entity or the Nasdaq Global Market or a similar regulatory agency; or

•       changes or effects resulting from the execution and delivery of the merger agreement or the announcement thereof or from the performance by SDI of its obligations under the merger agreement.

Covenants Relating to the Conduct of Our Business

From the date of the merger agreement through the effective time of the merger or the termination of the merger agreement, we and our subsidiaries will conduct our business only in the ordinary course, consistent with past practices, and we will use our reasonable efforts to preserve substantially intact our business organization, to keep available the services of our officers, employees and consultants and to preserve our relationships with our customers and suppliers. Without limiting the generality of the foregoing, we have agreed that we and our subsidiaries will not do the following:

•       amend our or our subsidiaries’ charters or bylaws;

•       declare, set aside or pay any dividends or other distributions; redeem or repurchase any shares of our common stock; issue, sell, pledge or dispose of any shares of our or our subsidiaries capital stock (other than shares issued pursuant to the exercise of options outstanding as of the date of the merger agreement); issue any options or warrants or other rights to acquire shares, or split, combine or reclassify our outstanding capital stock;

•       acquire or agree to acquire (1) by merger, consolidation, asset purchase or otherwise, any person or business or division thereof or (2) any assets, except, with respect to this clause (2), purchases of inventory, equipment and supplies in the ordinary course of business consistent with past practice or other purchases of assets in the ordinary course of business consistent with past practice;

•       except in the ordinary course of business, amend in any material respect or terminate any material contract, or waive, release or assign any material rights or material claims under any material contract;

•       transfer, lease, license, sell, mortgage or pledge any material property or material assets, other than excess or obsolete property or assets or in the ordinary course of business and consistent with past practice;

•       enter into any employment, change of control, retention or severance agreement with or, except in accordance with the existing policies of SDI or any existing contractual obligation, grant any severance, termination, retention or change of control pay to any officer or director of SDI; or hire or agree to hire any new or additional officers or, other than in the ordinary course of business consistent with past practice, any employee, consultant or independent contractor;

•       except as required under the terms of any existing employee benefit plan or agreement, or to comply with applicable laws, adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any employee benefit plan or other arrangement for the current or future benefit or welfare of any director, officer or employee, other than in the ordinary course of business and consistent with past practice; increase in any manner the compensation or fringe benefits of, or pay any bonus (other than customary annual bonuses) to, any director, officer or, other than in the ordinary course of business and consistent with past practice, employee, other than benefits accrued through the date hereof; and other than in the ordinary course of business for employees other than officers or directors of SDI, pay any benefit not provided for under any employee benefit plan, or make any grant or award to any director, officer or employee of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or any removal of existing restrictions in any employee benefit plans or agreements or awards made thereunder;

•       except in the ordinary course of business and in amounts consistent with past practice, incur or assume any indebtedness for money borrowed; voluntarily incur or modify any material indebtedness or other material liability; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; or except for advances or prepayments in the ordinary course of business and in amounts consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees in accordance with past practice);

•       change any of the accounting methods we use, unless required by generally accepted accounting principles;

•       other than in the ordinary course of business and consistent with past practice, make any tax election or settle or compromise any tax liability;

•       settle or compromise any material claim, litigation or other material legal proceeding, other than in the ordinary course of business and consistent with past practice;

•       adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

•       change or remove the certified public accountants for SDI;

•       make any capital expenditures in excess of, in the aggregate, $100,000; or

•       enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

No Solicitation

We have agreed that neither we nor any of our officers, directors, employees, agents or representatives will (1) solicit or initiate any takeover proposal by a third party, (2) participate in any discussions or negotiations regarding, or furnish to any third party any information with respect to, any takeover proposal, or (3) enter into any agreement with respect to any takeover proposal or approve any takeover proposal.

Until such time as our stockholders adopt the merger agreement and approve the merger, we may provide information to and participate in discussions or negotiations with a third party if we receive an unsolicited bona fide takeover proposal. Our board may engage in such discussions or negotiations only if:

•       the third party has entered into a confidentiality agreement containing substantially the same terms as the confidentiality agreement between us and Project Eagle Holding;

•       we notify Project Eagle Holding of our intention to provide information to and enter into discussions with the third party;

•       we make the same information available to Project Eagle Holding that we provide to the third party, unless we have previously provided such information to Project Eagle Holding;

•       our board determines in good faith, after consultation with our legal and financial advisors, that it is reasonably likely that the takeover proposal will lead to a superior proposal; and

•       our board determines in good faith, based on advice of outside counsel, that failing to engage in such discussions or negotiations would be reasonably likely to violate the board’s fiduciary duties to our stockholders under Delaware law.

We have agreed to promptly notify Project Eagle Holding of our receipt of any takeover proposal, the material terms of any such takeover proposal, and the identity of the person making such takeover proposal. We are also required to keep Project Eagle Holding informed of any significant developments with respect to any such takeover proposal.

A takeover proposal means any written proposal, offer, contract, agreement or other indication of interest (whether or not delivered to the stockholders of SDI generally) from a third party to acquire beneficial ownership of (1) all or a material portion of the assets of SDI or any of its material subsidiaries or (2) fifty percent (50%) or more of any class of equity securities of SDI or any of its material subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction.

A superior proposal means an unsolicited bona fide written takeover proposal by a third party (1) on terms which the board of directors determines in good faith, and in consultation with its legal and financial advisors, to be more favorable to SDI’s stockholders than the merger, (2) for which financing, to the extent required, is then committed or which in the good faith judgment of the board of directors is reasonably capable of being obtained by such third party and (3) which, in the good faith reasonable judgment of the board of directors, is reasonably likely to be consummated in a timely manner.

Nothing in the merger agreement prohibits us from taking and disclosing a position to our stockholders with respect to a tender offer or from making any required disclosure to our stockholders if our board determines in good faith, based on advice of outside counsel, that failure to do so would be reasonably likely to violate its fiduciary duties under Delaware law.

We have also agreed that neither our board of directors nor any committee of our board shall:

•       withdraw or modify, or propose to withdraw or modify, in a manner adverse to Project Eagle Holding, the approval or recommendation by the board of directors, or any committee thereof, of the merger agreement or the merger;

•       approve or recommend, or propose to approve or recommend, any takeover proposal; or

•       enter into any agreement in principle, arrangement, understanding or contract or other agreement with respect to any takeover proposal.

Notwithstanding this, prior to obtaining stockholder approval of the merger, our board of directors may withdraw or modify its approval or recommendation of the merger, approve or recommend a superior proposal, or enter into an agreement with respect to a superior proposal, in each case if:

•       we have received a superior proposal;

•       our board of directors shall have in good faith, based upon advice of outside counsel, determined that failing to take such action would be reasonably likely to violate its fiduciary duties to our stockholders under Delaware Law; and

•       we have terminated this merger agreement in accordance with the termination provisions of the merger agreement, which require the payment of a termination fee in this circumstance.

In addition, our board may not (1) approve, endorse or recommend a superior proposal, (2) modify or amend in a manner adverse to Project Eagle Holding or withdraw its endorsement or recommendation of the merger, or (3) enter into a definitive agreement with respect to a superior proposal unless:

•       we notify Project Eagle in writing of our intention to take such action at least three business days prior to taking such action, specifying the material terms of the superior proposal and identifying the third party making the superior proposal; and

•       Project Eagle Holding does not make, after being provided with reasonable opportunity to negotiate with us and our representatives, within three business days of receipt of such written notification, an offer that the board of directors determines, in good faith after consultation with its legal and financial advisors, is at least as favorable to our stockholders as such superior proposal.

Indemnification and Insurance

Project Eagle Holding has agreed that, after the effective time of the merger, it and SDI, as the surviving corporation, will indemnify SDI’s directors and officers against losses arising out of or pertaining to the transactions contemplated by the merger agreement. In addition, for six years after the effective time of the merger, the surviving corporation is required to maintain or obtain directors’ and officers’ liability insurance covering those persons who are currently covered by SDI’s officers and directors liability insurance policy on terms not less favorable than those in effect on the date of the merger agreement in terms of coverage and amounts. Project Eagle Holding has also agreed to cause the surviving corporation to continue in effect the indemnification provisions currently provided by SDI’s certificate of incorporation and bylaws for a period of not less than six years following the effective time of the merger.

Benefit Arrangements

After the effective time of the merger, the surviving corporation will honor all existing employment, severance, change of control, consulting and salary continuation contracts, agreements, arrangements or understandings between SDI or any of its subsidiaries and any current or former officer, director, employee or consultant. In addition, at least until December 31, 2007, the surviving corporation will provide or will cause to be provided to each current or former employee of SDI or its subsidiaries (who is presently entitled to benefits) employee compensation, benefit plans, programs, policies and arrangements, that are no less favorable in the aggregate than those currently provided by SDI (other than equity incentive plans); and severance benefits that are in the aggregate no less favorable to any employee of SDI or any of its subsidiaries than those currently provided to each such employee.

To the extent permitted under any applicable laws, SDI employees will be given credit for all service with SDI under all employee benefit plans, programs, policies and arrangements maintained by the surviving corporation or Project Eagle Holding in which such employee participates as of the date of the merger agreement for purposes of eligibility, vesting and benefit accrual.

Conditions to the Merger

Our and Project Eagle Holding’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•       the adoption of the merger agreement and the approval of the merger by our stockholders; and

•       no statute, regulation, judgment or injunction shall have been enacted or entered by a governmental entity or otherwise be in force which has become final and non-appealable and has the effect of making illegal or directly or indirectly restraining or prohibiting the consummation of the merger.

In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•       the representations and warranties of Project Eagle Holding and Merger Sub set forth in the merger agreement shall be true and correct on and as of the date of the merger agreement and on and as of the closing as if made on the date of closing (other than those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date), except where the failure to be true and correct (without giving effect to any materiality qualification) would not, individually or in the aggregate, have a material adverse effect on or otherwise materially impair or materially delay Project Eagle Holding’s or Merger Sub’s ability to consummate the transactions contemplated by the merger agreement; and

•       Project Eagle Holding and Merger Sub shall have performed in all material respects all material obligations and complied in all material respects with all material agreements and covenants of Project Eagle Holding or Merger Sub under the merger agreement.

In addition, the obligation of Project Eagle Holding and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following conditions:

•       our representations and warranties set forth in the merger agreement shall be true and correct on and as of the date of the merger agreement and on and as of the closing as if made on the date of closing (other than those representations and warranties that address matters only as of a particular date which shall be true and correct as of such date), except where the failure to be true and correct (without giving effect to any materiality qualification) would not, individually or in the aggregate, have a material adverse effect on us or materially impair or delay the consummation of the merger;

•       we shall have performed in all material respects all material obligations and complied in all material respects with all of our material agreements and covenants under the merger agreement;

•       there shall not have occurred, since September 30, 2006, except as contemplated by the merger agreement or previously disclosed to Project Eagle Holding, any change or effect that has or would be reasonably anticipated to have, individually or in the aggregate with other changes and effects, a material adverse effect on us; and

•       each of the directors of each of our subsidiaries shall have resigned, effective as of and conditioned upon the closing, as director of such subsidiary, unless Project Eagle Holding otherwise directs in writing.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval by our stockholders):

•       by the mutual written consent of us and Project Eagle Holding;

•       by either us or Project Eagle Holding, if:

•        the merger has not been consummated by July 6, 2007, provided that we may not terminate under this provision if we are in material breach of the merger agreement and Project Eagle Holding may not terminate under this provision if Project Eagle Holding or Merger Sub is in material breach of the merger agreement; or

•        any decree, order or injunction of a court of competent jurisdiction, United States or foreign, which prohibits the consummation of the merger, or any statute, rule or regulation of any governmental authority which prohibits or makes unlawful the consummation of the transactions contemplated by the merger agreement, has become final and non-appealable;

•       by Project Eagle Holding, if:

•        our board withdraws, modifies or changes in a manner adverse to Project Eagle Holding its recommendation that our stockholders adopt the merger agreement, or approves a takeover proposal; or

•        if (1) any of our representations and warranties in the merger agreement are not true on the date of the merger agreement and on any date of determination as if made on such date of determination (other than those representations and warranties that address matters only as of a particular date which shall be true and correct as of such date), except where the failure to be true (without giving effect to any materiality qualifications) would not, individually or in the aggregate, have a material adverse effect on us, or otherwise materially impair or materially delay our ability to consummate the transactions contemplated by the merger agreement, and the failure of such representations and warranties to be so true is incapable of being cured or has not been cured within ten business days after written notice, or (2) we fail to perform in any material respect any of our material obligations or to comply in any material respect with any of our material agreements or covenants under the merger agreement, which failure to perform or comply is incapable of being cured or has not been cured within ten business days after written notice;

•       by us, if:

•        prior to our stockholders adopting the merger agreement, our board approves a superior proposal, provided that we may not approve a superior proposal unless (1) we inform Project Eagle Holding of our intent to approve the superior proposal at least three business days prior to taking such action, (2) we disclose to Project Eagle Holding the terms and conditions of the superior proposal and the identity of the third party making the superior proposal, and (3) Project Eagle Holding does not make, after being provided with reasonable opportunity to negotiate with us and our representatives, within three business days of receipt of such notice, an offer that our board determines is at least as favorable to our stockholders as the superior proposal; or

•        if (1) any of the representations and warranties of Project Eagle Holding or Merger Sub in the merger agreement are not true on the date of the merger agreement and on any date of determination as if made on such date of determination, except where the failure to be true (without giving effect to any materiality qualifications) would not, individually or in the aggregate, have a material adverse effect on or otherwise materially impair or materially delay Project Eagle Holding’s or Merger Sub’s ability to consummate the transactions contemplated by the merger agreement, and the failure of such representations and warranties to be so true is incapable of being cured or has not been cured within ten business days after written notice, or (2) Project Eagle Holding or Merger Sub fail to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant under the merger agreement, which failure to perform is incapable of being cured or has not been cured within ten business days after written notice.

Termination Fee

The merger agreement obligates us to pay a termination fee to Project Eagle Holding of $1 million if:

•       Project Eagle Holding terminates the merger agreement because our board withdraws, modifies or changes in a manner adverse to Project Eagle Holding its recommendation that our stockholders adopt the merger agreement, or approves a takeover proposal; or

•       we terminate the merger agreement before our stockholders adopt the merger agreement but after our board approves a superior proposal.

Amendment

The parties may amend the merger agreement at any time before or after adoption of the merger agreement by our stockholders. After stockholder approval has been obtained, however, no amendment may be made which would reduce the amount or change the type of consideration into which each share of SDI common stock will be converted upon consummation of the merger without obtaining stockholder approval of such amendment.

APPRAISAL RIGHTS

Delaware law entitles the holders of shares of our common stock, who follow the procedures specified in Section 262 of the General Corporation Law of the State of Delaware, to have their shares appraised by the Delaware Court of Chancery and to receive “fair value” of these shares as of completion of the merger in place of the merger consideration, as determined by the court.

In order to exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262.

The following description is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the General Corporation Law of the State of Delaware, the full text of which appears in Annex C to this proxy statement.

Section 262 requires that stockholders on the record date for the special meeting be notified, not less than 20 days before the special meeting, that appraisal rights will be available. A copy of Section 262 must be included with the notice. This proxy statement constitutes our notice to the holders of shares of our common stock of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement, since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must:

•  be a holder of record of shares of our common stock on the date you make the demand described in the following bullet point;

•  deliver to us a written demand for appraisal of your shares of SDI common stock before the vote of stockholders with respect to the merger agreement is taken;

•  not vote in favor of the merger; and

•  continuously hold your shares of our common stock through the completion of the merger.

Neither voting (in person or by proxy) against, abstaining from voting on nor failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the General Corporate Law of the State of Delaware. The written demand for appraisal must be in addition to and separate from any proxy or vote. If the written demand for appraisal is made in accordance with the requirements of Delaware law, failure to vote against the merger (that is, abstaining) will not operate as a waiver of the stockholder’s appraisal rights.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its stock certificates, and must state that such person intends thereby to demand appraisal of his, her or its shares of our common stock in connection with the merger. If the shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder, such as a broker who holds shares of our common stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of our common stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of our common stock as to which appraisal is sought and where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock which are held in the name of the record owner. Stockholders who hold their shares of our common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All demands for appraisal should be made in writing and addressed to the Corporate Secretary of SDI at 1414 Radcliffe Street, Suite 300, Bristol, Pennsylvania 19007 before the stockholder vote on the merger agreement is taken at the special meeting. The demand must reasonably inform us of the identity of the holder and the intention of the holder to demand appraisal of his, her or its shares of common stock. If your shares of our common stock are held through a broker, bank, nominee or other third party, and you wish to demand appraisal rights you must act promptly to instruct the applicable broker, bank nominee or other third party to follow the steps summarized in this section.

Within 10 days after the effective date of the merger, the surviving corporation must give written notice of the date the merger became effective to each holder who has properly filed a written demand for appraisal and has not voted in favor of the merger. At any time within 60 days after the effective date, any holder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of our common stock. Within 120 days after the effective date, either the surviving corporation or any holder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery (which we refer to as the Chancery Court) demanding a determination of the fair value of the shares of our common stock held by all holders entitled to appraisal. Neither SDI nor Project Eagle Holding has any intention or obligation to file such a petition. Accordingly, the failure of a holder to file a petition in the Chancery Court demanding a determination of the fair value of the shares within 120 days after the effective time could nullify the holder’s previously written demand for appraisal. Within 120 days after the effective time of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to such holder within 10 days after a written request for the statement has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached by the surviving corporation. After notice to dissenting holders of the time and place of the hearing of the petition, the Chancery Court is empowered to conduct such a hearing. At the hearing, the Chancery Court will determine those holders who have complied with Section 262 and who have become entitled to appraisal rights. The Chancery Court may require the holders who have demanded an appraisal for their shares of our common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that holder.

After determination of the holders entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the fair value is determined, the Chancery Court will direct the payment of the value, with interest, if any, to the holders entitled to receive payment, upon surrender by such holders of the certificates representing the applicable shares of our common stock.

In determining fair value and the fair rate of interest, if any, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares of SDI common stock as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable under the circumstances. Upon the application of a holder, the Chancery Court may order all or a portion of the expenses incurred by any holder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of our common stock entitled to appraisal.

Any holder who has demanded appraisal rights will not, from and after the effective date of the merger, be entitled to vote shares of SDI common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distributions payable to our stockholders of record at a date prior to the effective date of the merger; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the holder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that holder to appraisal will cease and that holder will be entitled to receive the cash payment for his, her or its shares of our common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Chancery Court will be dismissed without the approval of the Chancery Court and may be subject to conditions the Chancery Court deems just.

In view of the complexity of Section 262, holders of shares of our common stock who may wish to pursue appraisal rights should promptly consult their legal advisors.

MARKET PRICE AND DIVIDEND DATA

Our common stock is traded on the Nasdaq Global Market under the symbol “STRD.” The table below shows, for the periods indicated, the high and low closing sales prices for shares of our common stock as reported by the Nasdaq Global Market.

	SDI Common Stock
	Low	High
2004
First Quarter	$11.51	$14.98
Second Quarter	$10.95	$13.50
Third Quarter	$12.80	$15.70
Fourth Quarter	$10.87	$14.93
2005
First Quarter	$10.25	$14.37
Second Quarter	$9.91	$13.00
Third Quarter	$8.50	$11.80
Fourth Quarter	$9.38	$11.50
2006
First Quarter	$9.00	$11.00
Second Quarter	$9.20	$14.00
Third Quarter	$10.75	$15.26
Fourth Quarter	$9.40	$12.77
2007
First Quarter (through February 16, 2007)	$9.80	$10.97

On January 8, 2007, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $10.13. On February 16, 2007, the last practicable trading day prior to the date of this proxy statement, our common stock closed at $9.96. Stockholders should obtain a current market quotation for our common stock before making any decision with respect to the adoption of the merger agreement. On February 16, 2007, there were approximately 1,650 holders of record of our common stock.

SDI paid no cash dividends on its common stock for the years ended December 31, 2005 and 2006. SDI has not made any decisions to declare any cash dividends in the foreseeable future. Under the merger agreement, we have agreed not to pay any cash dividends on our common stock before the closing of the merger or the termination of the merger agreement. Following the merger, there will be no further market for our common stock.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information, as of January 1, 2007, concerning beneficial ownership of the Common Stock (calculated based on 2,962,174 shares outstanding) by (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of the Common Stock, (ii) each director of the Company and each nominee to become a director, (iii) each current executive officer of the Company named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, all amounts reflected in the table represent shares the beneficial owners of which have sole voting and investment power.

Name and Address of Beneficial Owner(a)	Amount and Nature of Beneficial Ownership		Percent of Class
William R. Berkley Director, Chairman of the Board	664,043	(b)	22.41%
William R. Berkley, Jr. Director	36,266	(c)	1.22%
Andrew M. Bursky Director	99,296	(d)	3.35%
Catherine James Paglia Director	60,741	(e)	2.05%
Robert D. Neary Director	7,800	(f)	*
Jack H. Nusbaum Director	3,800	(g)	*
Joshua A. Polan Director	25,217	(h)	*
Mitchell I. Quain Director	22,149	(i)	*
Ronald C. Whitaker Director	1,200	(j)	*
Donald C. Woodring President and Chief Executive Officer	16,532	(k)	*
Philip D. Flynt Vice President, Chief Financial Officer, and Treasurer	0		*
Daniel J. Kearney Executive Vice President, General Counsel and Secretary	0		*
Steel Partners II, L.P.	289,489	(l)	9.78%
Nader Tavakoli	282,211	(m)	9.53%
EagleRock Capital Management, LLC	263,332	(n)	8.90%
Dimensional Fund Advisors Inc.	207,068	(o)	7.00%
Royce & Associates, LLC	174,690	(p)	5.90%
All executive officers and directors, including nominees, as a group (12 persons)	937,044	(q)	31.34%

*                    Less than 1%

(a)           The business address of William R. Berkley is 475 Steamboat Road, Greenwich, Connecticut 06830. The business address of Steel Partners II, L. P. is set forth in footnote (l). The business address of Nader Tavakoli is set forth in footnote (m). The business address of EagleRock Capital Management, LLC is set forth in footnote (n). The business address of Dimensional Fund Advisors Inc. is set forth in footnote (o). The business address of Royce & Associates, Inc. is set forth in footnote (p). The business address for all other individuals identified in the above table is c/o Strategic Distribution, Inc., 1414 Radcliffe Street, Suite 300, Bristol, Pennsylvania 19007.

(b)          Includes (i) 1,200 shares of the Common Stock which are subject to currently exercisable stock options held by Mr. Berkley; and (ii) 38,841 shares of the Common Stock directly held by The Berkley Family Limited Partnership (as a general partner of the The Berkley Family Limited Partnership, Mr. Berkley may be deemed to be the beneficial owner of such shares). The number of outstanding shares used for calculating percent of class is 2,963,374.

(c)           Includes (i) 1,600 shares of the Common Stock which are subject to currently exercisable stock options held by Mr. Berkley. The number of outstanding shares used for calculating percent of class is 2,963,774.

(d)          Includes 1,600 shares of the Common Stock which are subject to currently exercisable stock options held by Mr. Bursky. The number of outstanding shares used for calculating percent of class is 2,963,774.

(e)           Includes 1,600 shares of the Common Stock which are subject to currently exercisable stock options held by Ms. Paglia. The number of outstanding shares used for calculating percent of class is 2,963,774.

(f)             Includes 1,200 shares of the Common Stock which are subject to currently exercisable stock options held by Mr. Neary.

(g)           Includes 1,600 shares of the Common Stock which are subject to currently exercisable stock options held by Mr. Nusbaum.

(h)          Includes 1,600 shares of the Common Stock which are subject to currently exercisable stock options held by Mr. Polan and 5,000 shares held by Mr. Polan’s spouse.

(i)             Includes (i) 1,600 shares of Common Stock which are subject to currently exercisable stock options held by Mr. Quain; (ii) 2,600 shares owned by the Samuel Quain Trust; (iii) 2,600 shares owned by the Rhonda Quain Trust; (iv) 2,600 shares owned by the Jacob Quain Trust; and (v) 2,600 shares owned by the Michelle Quain Trust. Mr. Quain is the Trustee of the Trusts, and, as such, may be deemed the beneficial owner of the shares held in the Trusts.

(j)              Includes 1,200 shares of the Common Stock which are subject to currently exercisable stock options held by Mr. Whitaker.

(k)          Includes 14,166 shares of the Common Stock which are subject to currently exercisable stock options held by Mr. Woodring.

(l)             The business address of Steel Partners II, L.P. (“Steel Partners”) is 590 Madison Avenue, 32nd Floor, New York, NY 10022. Information regarding Steel Partners has been obtained by the Company from a Form 4 filed by Steel Partners with the Securities and Exchange Commission on or about January 29, 2004.

(m)      The business address of Nader Tavakoli is 551 Fifth Avenue, 34th Floor, New York, NY 10176. Information regarding Nader Tavikoli has been obtained by the Company from a Schedule 13G filed by Nader Taviloli with the Securities and Exchange Commission on or about February 15, 2005.

(n)          The business address of EagleRock Capital Management, LLC (“EagleRock”) is 551 Fifth Avenue, 34th Floor, New York, NY 10176. Information regarding EagleRock has been obtained by the Company from a Schedule 13G filed by EagleRock with the Securities and Exchange Commission on or about February 15, 2005.

(o)          The business address of Dimensional Fund Advisors Inc. (“Dimensional”) is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Information regarding Dimensional has been obtained by the Company from a Schedule 13G filed by Dimensional with the Securities and Exchange Commission on or about February 6, 2006. Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 207,068 shares of the Common Stock as of December 31, 2005, all of which shares are held by advisory clients of Dimensional, no one of which, to the knowledge of Dimensional, owns more than 5% of the class. Dimensional disclaims beneficial ownership of all such shares.

(p)          The business address of Royce & Associates, LLC (“Royce”) is 1414 Avenue of the Americas, New York, NY 10019. Information regarding Royce has been obtained by the Company from a Schedule 13G filed by Royce with the Securities and Exchange Commission on or about February 1, 2006. Royce is a registered investment adviser.

(q)          Includes 27,366 shares of the Common Stock which are subject to options held by executive officers and directors of the Company that are currently exercisable or will become exercisable within 60 days of January 1, 2007. The number of outstanding shares used for calculating percent of class is 2,990,210.

DESCRIPTION OF STRATEGIC DISTRIBUTION, INC.

Strategic Distribution, Inc. is a Delaware corporation headquartered in Bristol, Pennsylvania. SDI, through its subsidiaries, provides supply chain management services with respect to maintenance, repair and operating supplies for industrial and institutional customers in the United States, Mexico, and Canada. Our common stock is traded on the Nasdaq Global Market under the symbol “STRD.”

DESCRIPTION OF PROJECT EAGLE HOLDING CORPORATION

Project Eagle Holding Corporation is a Delaware corporation headquartered in Beverly Hills, California. Project Eagle Holding is an affiliate of Platinum Equity established for the purpose of the acquisition of SDI. Platinum Equity is a global firm specializing in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, manufacturing and entertainment distribution. Platinum Equity Capital Partners is a Platinum Equity fund launched by Platinum Equity in July 2004 with more than $150 million in uncommitted capital currently available for investing. Platinum Equity Capital Partners has guaranteed the payment obligations of Project Eagle Holding under the merger agreement.

DESCRIPTION OF PROJECT EAGLE MERGER CORPORATION

Project Eagle Merger Corporation is a newly incorporated Delaware corporation and a direct, wholly-owned subsidiary of Project Eagle Holding. Project Eagle Merger Corporation was formed by Project Eagle Holding exclusively for the purpose of effecting the merger. This is the only business of Project Eagle Merger Corporation.

FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. If the merger is not completed, however, we will hold our 2007 Annual Meeting of Stockholders. If such meeting is held, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in our 2007 annual proxy statement were required to have been sent to us by January 4, 2007. We received no such stockholder proposals for our 2007 Annual Meeting of Stockholders by that date.

With respect to a proposal submitted by a stockholder for the 2007 Annual Meeting of Stockholders, should one be held, outside of the process of Rule 14a-8 for which notice of the proposal is not received by the Company (at the address stated above) on or before March 20, 2007, the proxy to be solicited on behalf of the Board for the next annual meeting may confer discretionary authority to vote on any such proposal properly coming before such meeting.

WHERE YOU CAN FIND MORE INFORMATION

Strategic Distribution, Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

SDI’s filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact The Altman Group at (800) 926-6756.

Annex A

STRATEGIC DISTRIBUTION, INC.,

PROJECT EAGLE HOLDING CORPORATION

and

PROJECT EAGLE MERGER CORPORATION

AGREEMENT AND PLAN OF MERGER

Dated as of January 8, 2007

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 8, 2007 (this “Agreement”), among Strategic Distribution, Inc., a Delaware corporation (the “Company”), Project Eagle Holding Corporation, a Delaware corporation (“Parent”), and Project Eagle Merger Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”). (Certain defined terms used herein are defined in Section 9.4.)

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has (i) determined that this Agreement, the Merger (as defined in Section 1.1) and the transactions contemplated hereby are fair to, and in the best interests of, the stockholders of the Company, (ii) approved this Agreement and declared it advisable, and (iii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement, the Merger and the transactions contemplated hereby;

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have approved the Merger on the terms set forth in this Agreement; and

WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement certain stockholders of the Company have entered into and delivered to Parent and Merger Sub support agreements (the “Support Agreements”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1   The Merger.   At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Merger”). The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.2   Effective Time.   The Merger shall become effective at such time (the “Effective Time”) as shall be stated in the Certificate of Merger, in a form reasonably acceptable to Parent, the Company and Merger Sub, respectively, to be filed with the Secretary of State of the State of Delaware in accordance with Delaware Law (the “Merger Filing”). The Merger Filing shall provide for the effectiveness of the Merger immediately upon its filing. The Merger Filing shall be made at the Closing (as defined in Section 2.4).

Section 1.3   Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4   Certificate of Incorporation; By-Laws; Directors and Officers.

(a)   The Certificate of Incorporation of Merger Sub as in effect immediately before the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by all applicable Laws and such Certificate of Incorporation; provided, that the Merger Filing shall amend such Certificate of Incorporation such that the name of the Surviving Corporation shall be “Strategic Distribution, Inc.”

(b)   The By-Laws of Merger Sub, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

(c)   The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by Law.

Section 1.5   Company Action.   The Company hereby represents and warrants that the Board of Directors, at a meeting duly called and held on January 5, 2007: (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; (ii) recommended that the stockholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger; (iii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of the Company; and (iv) took all action necessary to render the limitations on business combinations contained in Section 203 of the Delaware General Corporation Law (the “DGCL”) inapplicable to this Agreement and the transactions contemplated hereby, including the Merger. The Company further represents and warrants that (x) William Blair & Company, L.L.C., as financial advisor to the Company, delivered to the Board of Directors a written opinion (the “Fairness Opinion”), dated January 5, 2007, to the effect that the Per Share Amount (as defined in Section 2.1(c)) to be received by the stockholders of the Company pursuant to the Merger was, as of such date, fair to such stockholders from a financial point of view and (y) a true and correct copy of such opinion has been delivered to Parent.

Section 1.6   Subsequent Actions.   If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II
CONVERSION OF SECURITIES

Section 2.1   Conversion of Securities.   At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Parent, the Company, the holder of any of the following securities or any other Person:

(a)   Common Stock of Merger Sub.   Each share of common stock, par value $.01 per share, of Merger Sub (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b)   Cancellation of Treasury Stock and Parent-and Merger Sub-Owned Company Common Stock.   Each share of common stock, par value $.10 per share, of the Company (“Company Common Stock”) that is owned by Parent, Merger Sub or any subsidiary of Parent or Merger Sub or held in the treasury of the Company (collectively, the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c)   Conversion of Company Common Stock.   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (“Shares”) other than the Excluded Shares and the Dissenting Shares (as defined in Section 2.1(d)) shall be converted into the right to receive $10.00 (the “Per Share Amount”) in cash payable to the holder thereof upon surrender of the certificate formerly representing such share of Company Common Stock in accordance with Section 2.3 hereof.

(d)   Dissenting Shares.   Notwithstanding any other provision of this Agreement to the contrary, Shares that are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Amount. Such stockholders instead shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Per Share Amount in accordance with Section 2.1(c) hereof. The Company shall give prompt notice to Parent and Merger Sub of any demands received by the Company for appraisal of any Dissenting Shares, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent and Merger Sub, which shall not be unreasonably withheld, conditioned or delayed, make any payment with respect to, or settle or offer to settle, any such demands.

(e)   Cancellation and Retirement of Company Common Stock.   As of the Effective Time, all Shares (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall, to the extent such certificate represents such Shares, cease to have any rights with respect thereto, except, in all cases other than the Excluded Shares, the right to receive the Per Share Amount therefor upon surrender of such certificate in accordance with Section 2.3.

Section 2.2   Stock Plans.

(a)   The Board of Directors or any relevant committee thereof shall take all actions necessary such that, at the Effective Time, each then outstanding option to purchase shares of Company Common Stock (collectively, the “Options”), whether granted under (i) the Amended and Restated Strategic Distribution, Inc. 1996 Non-Employee Director Stock Plan, as amended (the “Non-Employee Director Plan”), (ii) the Strategic Distribution, Inc. Amended and Restated 1990 Incentive Stock Option Plan, as amended (the “1990 Plan”), (iii) the Strategic Distribution, Inc. 1999 Incentive Stock Option Plan, as amended (the “1999 Plan” and, together with the Non-Employee Director Plan and the 1990 Plan, the “Option Plans”), or otherwise, and whether or not then exercisable or vested, (i) shall become exercisable and vested at the Effective Time, (ii) shall be canceled in exchange for the payment referred to in the immediately following sentence if the exercise price is less than the Per Share Amount (such Options, “In-the-Money Options”), and (iii) shall be canceled without any payment if the exercise price is less than the Per Share Amount. Promptly following the Effective Time, the Surviving Corporation shall pay to each holder of an Option with respect to each In-the-Money Option an amount in cash equal to the product obtained by multiplying (x) the amount, if any, by which the Per Share Amount exceeds the per share exercise price relating to such In-the-Money Option, by (y) the number of shares of Company Common Stock subject to such In-the-Money Option (such payment to be net of applicable withholding Taxes).

(b)   Except as otherwise agreed to by the parties, (i) the Company shall cause the Option Plans to terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company shall be terminated and shall have no further force or effect as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no holder of Options or any participant in the Option Plans or any other plan, program or arrangement of the Company shall have any right to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary (as defined in Section 4.3(a)) or subsidiary of the Surviving Corporation.

(c)   Section 16 Exemption.   Prior to the Effective Time, the Company shall use its reasonable best efforts to cause the transactions contemplated by this Section 2.2 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 of the Exchange Act.

Section 2.3   Exchange of Certificates.

(a)   Exchange Agent.   Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) to receive the funds  necessary to make the payments contemplated by Section 2.1(c). At the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article II, cash in an amount sufficient to make payments as provided in this Section 2.3 (such cash consideration being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions of Parent and the Surviving Corporation, make payments out of the Exchange Fund as contemplated by this Section 2.3. The Exchange Fund shall not be used for any purpose other than making the payments contemplated by this Section 2.3.

(b)   Exchange Procedures.   As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”), whose Shares were converted pursuant to Section 2.1(c) into the right to receive the Per Share Amount (excluding, for the sake of clarity, the Excluded Shares and the Dissenting Shares), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Per Share Amount. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, Parent shall cause the Exchange Agent to pay to the holder of such Certificate in exchange therefor the Per Share Amount for each share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and any other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of Parent that such tax either has been paid or is not applicable. Until surrender as contemplated by this Section 2.3(b), each Certificate (other than Certificates representing Excluded Shares or Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Amount in cash as contemplated by Section 2.1(c). The right of any stockholder to receive the Per Share Amount shall be subject to and reduced by any applicable federal backup withholding obligation. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of Certificates which have been converted pursuant to this Agreement into the right to receive the Per Share Amount, and if such Certificates are presented to the Company for transfer, they shall be canceled against delivery of the Per Share Amount. No interest will be paid or will accrue on any cash payable upon the surrender of a Certificate which immediately before the Effective Time represented outstanding Shares.

(c)   No Further Ownership Rights in Company Common Stock Exchanged For Cash.   All cash paid upon the surrender for exchange of Certificates representing Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares exchanged for cash theretofore represented by such Certificates.

(d)   Termination of Exchange Fund.   Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for one (1) year after the Effective Time shall be delivered to Parent and any holders of Shares prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to Parent and only as general creditors thereof for payment of the Per Share Amount.

(e)   No Liability.   None of Parent, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or affiliate thereof, shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(f)   Investment of Exchange Fund.   The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Per Share Amount as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(g)   Withholding Rights.   The Surviving Corporation or Parent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Surviving Corporation, as applicable, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Laws. To the extent that amounts are so deducted and withheld by Parent or the Surviving Corporation, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Surviving Corporation, as applicable.

(h)   Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Amount payable pursuant to this Agreement.

Section 2.4   Closing.   The closing (the “Closing”) of the Merger shall take place at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002, on the first business day immediately following the date on which the last of the conditions set forth in Article VII hereof (other than conditions which, by their nature, are to be satisfied on the Closing Date) have been satisfied or waived, or at such other time and place as Parent, Merger Sub and the Company shall agree in writing (the date on which the Closing occurs is referred to in this Agreement as the “Closing Date”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 3.1   Corporate Organization.   Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

Section 3.2   Capitalization.   The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock. All such shares which are issued and outstanding are duly authorized, validly issued, fully paid and nonassessable and owned beneficially and of record by Parent free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever (“Liens”). There are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Merger Sub to issue or sell any shares of capital stock of or other equity interests in Merger Sub.

Section 3.3   Authority Relative to this Agreement.   Parent and Merger Sub each has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate action or proceeding is necessary for the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent or Merger Sub of their respective obligations hereunder or the consummation by Parent or Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.4   No Conflict; Required Filings and Consents.

(a)   The execution, delivery and performance of this Agreement by Parent and Merger Sub does not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not: (i) conflict with or violate any applicable Laws, or any judgment or decree applicable to Parent or Merger Sub or by which Parent’s or Merger Sub’s properties are bound or subject; (ii) violate or conflict with the certificate of incorporation or bylaws of Parent or Merger Sub; or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub pursuant to, any contract, instrument, permit, license or franchise to which Parent or Merger Sub is a party or by which Parent or Merger Sub or Parent’s or

Merger Sub’s properties are bound or subject, except, in the case of clauses (i) and (iii) immediately above, for any such conflicts, violations, breaches, defaults, terminations, cancellations or Liens which would not, individually or in the aggregate, have a material adverse effect on or otherwise materially impair or materially delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b)   Except (i) for applicable requirements, if any, of the Exchange Act and (ii) for the filing and recordation of appropriate merger or other documents (including the Merger Filing) as required by Delaware Law or the “takeover” or “blue sky” Laws of any domestic or foreign jurisdiction to which the transactions contemplated by this Agreement are subject, Parent and Merger Sub are not required to submit any notice, report or other filing with any governmental or regulatory authority, agency or body, domestic or foreign (a “Governmental Entity”), in connection with the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby. Except as contemplated by the immediately preceding sentence, no waiver, consent, approval or authorization of any Governmental Entity, is required to be obtained by Parent or Merger Sub in connection with its execution and delivery of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except where the failure to obtain any such waiver, consent, approval or authorization would not, individually or in the aggregate, have a material adverse effect on or otherwise materially impair or materially delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 3.5   Financing Arrangements.   Parent and Merger Sub have or will have funds available to them sufficient (i) to pay the aggregate Per Share Amount (including all amounts payable to the holders of Options as contemplated by Section 2.2 hereof) and (ii) to pay all related fees and expenses and otherwise to consummate the transactions contemplated by this Agreement.

Section 3.6   Litigation.   There are no claims, actions, suits, proceedings (including arbitrations or mediations) or investigations pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub or any of their respective subsidiaries or any of their respective properties or rights, before any court or other Governmental Entity, which, individually or in the aggregate, has had or would have a material adverse effect on or otherwise materially impair or materially delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement. Neither Parent or Merger Sub nor any of their respective subsidiaries or properties is subject to any order, judgment, injunction or decree, which, individually or in the aggregate, has had or would have a material adverse effect on or otherwise materially impair or materially delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 3.7   No Prior Activities.   Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

Section 3.8   Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

Section 3.9   Information Supplied for Proxy Statement.   None of the written information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees specifically for inclusion in the proxy statement (such proxy statement, as amended or supplemented, is herein referred to as the “Proxy Statement”), to be filed with the SEC by the Company in connection with the solicitation of proxies from stockholders at the special meeting of stockholders of the Company to consider this Agreement and the Merger (the “Company Stockholders’ Meeting”) will, on the date the Proxy Statement is first sent to the Company’s stockholders or at the time of Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.10   Beneficial Ownership of Shares.   Neither Parent nor any of its affiliates beneficially owns more than 5% of the outstanding shares of capital stock of the Company or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any capital stock of the Company, other than as contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1   Organization and Qualification.   The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be. The Company and each of the Subsidiaries has the requisite power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and the Company and each of the Subsidiaries (to the extent applicable thereto) is duly qualified as a foreign corporation or other form of business entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Section 4.1 of the Disclosure Schedule sets forth, for the Company and each Subsidiary, each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes qualification to do business as a foreign corporation or other form of business entity necessary.

For purposes of this Agreement, “Material Adverse Effect” means any change or effect that has or would reasonably be anticipated to have, individually or in the aggregate with other changes and effects, a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets or liabilities of the Company and the Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed to constitute a “Material Adverse Effect” or shall be considered in determining whether a “Material Adverse Effect” has occurred: (a) changes in general economic or political conditions or the financing or capital markets in general or changes in currency exchange rates; (b) changes affecting generally the industries or markets in which the Company or any of the Subsidiaries conduct business; (c) changes in any Laws issued, enacted, adopted, promulgated or otherwise put into effect after the date hereof by or under the authority of any Governmental Entity or the Nasdaq Global Market or a similar regulatory agency; or (d) changes or effects resulting from the execution and delivery of this Agreement or the announcement thereof or from the performance by the Company of its obligations hereunder.

Section 4.2   Capitalization.   The authorized capital stock of the Company consists of: (a) 20,000,000 shares of Company Common Stock; and (b) 500,000 shares of preferred stock, par value $.10 per share, of the Company (“Company Preferred Stock”). As of January 1, 2007 (the “Measurement Date”): (i) 2,962,174 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable; (ii) no shares of Company Preferred Stock were issued and outstanding; (iii) 27,500 shares of Company Common Stock were reserved for issuance under the Non-Employee Director Plan and, as of the Measurement Date, 13,200 shares of Company Common Stock were underlying outstanding options or other outstanding awards granted under the Non-Employee Director Plan, (iv) 200,000 shares of Company Common Stock were reserved for issuance under the 1990 Plan and, as of the Measurement Date, 10,777 shares of Company Common Stock were underlying outstanding options or other outstanding awards granted under the 1990 Plan, (v) 150,000 shares of Company Common Stock were reserved for issuance under the 1999 Plan and, as of the Measurement Date, 49,017 shares of Company Common Stock were underlying outstanding options or other outstanding awards granted under the 1999 Plan and (vi) 50,000 shares of Company Common Stock were reserved for issuance under the Strategic Distribution, Inc. Executive Compensation Plan, as amended (the “Executive Plan”), and, as of the Measurement Date, no shares of Company Common Stock or options to purchase shares of Company Common Stock were issued and outstanding under the Executive Plan. Section 4.2(i) of the Disclosure Schedule lists, for each holder of outstanding options or other rights to purchase Company Common Stock, such Person’s name, date of grant of such option or right, the number of shares for which such option or right is exercisable, and the exercise or strike price for such option or right. Except for the Support Agreements or as set forth in this Section 4.2, in the SEC Reports (as defined in Section 4.6(a)) or in Section 4.2 of the Disclosure Schedule: (x) there are no preemptive rights, conversion rights, stock appreciation rights or other options, calls, warrants, rights, agreements, commitments or obligations of any character obligating the Company or any of the Subsidiaries to issue, deliver, sell, repurchase, redeem or otherwise acquire, any shares of capital stock of or other equity interests in the Company; (y) there are no bonds, debentures, notes or other indebtedness of the Company or any of the Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote; and (z) there are no stockholders agreements, voting trusts, irrevocable proxies or other agreements to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound relating to the voting, registration or disposition of any shares of the capital stock of the Company or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Board of Directors.

Section 4.3   Subsidiaries.

(a)   Section 4.3(a)(i) of the Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries, together with a list of each director of such Subsidiary. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all Liens. The Company does not directly or indirectly own any securities or other beneficial ownership interests in any entity (including through joint ventures or partnership arrangements) other than (i) the Subsidiaries listed in Section 4.3(a)(i) of the Disclosure Schedule, (ii) as set forth in Section 4.3(a)(ii) of the Disclosure Schedule or in the SEC Reports and (iii) securities or other beneficial ownership interests constituting cash or cash equivalents. For purposes of this Agreement, “Subsidiary” means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(b)   Except as set forth in Section 4.3(b) of the Disclosure Schedule or in the SEC Reports: (i) there are no preemptive rights, conversion rights, stock appreciation rights or other options, calls, warrants, rights, agreements, commitments or obligations of any character obligating any Subsidiary to issue, or the Company or any of the Subsidiaries to issue, deliver, sell, repurchase, redeem or otherwise acquire any shares of capital stock of or other equity interests in any Subsidiary; (ii) there are no bonds, debentures, notes or other indebtedness of the Company or any of the Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders or other equity holders of any such Subsidiary may vote; and (iii) there are no stockholders agreements, voting trusts or other agreements to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound relating to the voting, registration or disposition of any shares of the capital stock or other equity interests of any such Subsidiary or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the board of directors or other governing body of any such Subsidiary.

Section 4.4   Authority Relative to this Agreement.   The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary stockholder approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and, subject to any approval of the Merger by the Company’s stockholders required in accordance with Delaware Law, no other corporate action or proceeding is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by general equitable principles.

Section 4.5   No Conflict; Required Filings and Consents.

(a)   The execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not: (i) conflict with or violate any Law applicable to the Company or the Subsidiaries or by which its or any of the Subsidiaries’ property is bound or subject; (ii) violate or conflict with the Second Restated Certificate of Incorporation of the Company, as amended (the “Restated Certificate”), or the Amended and Restated By-Laws of the Company, as amended (the “Company Bylaws”), or the comparable organizational documents of any of the Subsidiaries; or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of the Subsidiaries pursuant to, any contract, instrument, permit, license or franchise to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or its or any of the Subsidiaries’ property is bound or subject, except, in the case of clauses (i) and (iii) immediately above, for any such conflicts, violations, breaches, defaults, terminations, cancellations or Liens which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)   Except for (i) applicable requirements, if any, of the Exchange Act and (ii) the filing and recordation of appropriate merger or other documents (including the Merger Filing) as required by Delaware Law or the “takeover” or “blue sky” Laws of any domestic or foreign jurisdiction to which the Company or any of the Subsidiaries is subject and (iv) as set forth in Section 4.5(b) of the Disclosure Schedule, the Company and the Subsidiaries are not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby. Except as set forth in Section 4.5(b) of the Disclosure Schedule, no waiver, consent, approval or authorization of any Governmental Entity or other Person, is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain any such waiver, consent, approval or authorization would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.6   SEC Filings; Financial Statements.

(a)   The Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 2005 (collectively, the “SEC Reports”). The SEC Reports, including the financial statements contained therein, (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, as in effect at the time they were filed and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is, or has been at any time, subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

(b)   The financial statements contained in the SEC Reports were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and the Subsidiaries as at the respective dates thereof and the consolidated statements of operations and cash flows of the Company and the Subsidiaries for the periods indicated, except that the unaudited interim financial statements included in any SEC Report were or are subject to normal year-end adjustments.

(c)   Except (i) as reflected or reserved against in the financial statements contained in the SEC Reports or as otherwise disclosed in such SEC Reports, (ii) for liabilities incurred in the ordinary course consistent with past practice since September 30, 2006 and (iii) for those liabilities set forth in Section 4.6(c) of the Disclosure Schedule, neither the Company nor any Subsidiary has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, has had or would have a Material Adverse Effect.

(d)   The principal executive officer of the Company and the principal financial officer of the Company (and each applicable former principal executive officer or principal financial officer of the Company) have each made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the SEC Reports filed since January 1, 2005. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company maintains disclosure controls and procedures and internal controls over financial reporting required by, and in accordance with, Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and the Subsidiaries required to be disclosed in the reports the Company files or submits under the Exchange Act is accumulated and communicated on a timely basis to the Company’s management, including its principal executive and principal financial officers, and to those individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and such internal controls over financial reporting are effective to provide reasonable assurance to the Company’s management and the Board of Directors regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United Stated generally accepted accounting principles.

(e)   There are no outstanding loans made by the Company or any of the Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of the Subsidiaries. There are no outstanding contracts, agreements or understandings that forgive (or purport to forgive) any such loans. Since the enactment of the Sarbanes-Oxley Act of 2002, neither the Company nor any of its Subsidiaries has made any loans to any executive officer or director of the Company or any of the Subsidiaries.

Section 4.7   Absence of Certain Changes or Events.   Since September 30, 2006, and except as contemplated by this Agreement or as set forth in Section 4.7 of the Disclosure Schedule or in the SEC Reports, there has not been:

(a)   any Material Adverse Effect;

(b)   any amendment, modification, rescission or other change to the Restated Certificate or the Company Bylaws;

(c)   any adoption or approval of any Employee Plan (as defined in Section 4.9), or any amendment, modification, rescission or other change to any existing Employee Plan;

(d)   any increase in the salary, benefits, bonus or other compensation payable or to become payable to any of the Company’s or any Subsidiaries’ directors or officers;

(e)   any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of the Company or any of the Subsidiaries which are material to the Company and the Subsidiaries taken as a whole;

(f)    any redemption or other acquisition of Company Common Stock by the Company or any of the Subsidiaries or any declaration or payment by the Company or any of the Subsidiaries of any dividend or other distribution in cash, stock or property with respect to Company Common Stock;

(g)   any purchase, acquisition, sale or disposition (by merger, consolidation, purchase or sale of assets, purchase or sale of stock or otherwise), or agreement to purchase, acquire, sell or dispose of, (i) any Person or business by the Company or any of the Subsidiaries, or (ii) any material assets of the Company or any of the Subsidiaries, except in the case of the sale of inventory or other assets in the ordinary course of business consistent with past practice;

(h)   any incurrence, assumption, guarantee or endorsement by the Company or any of the Subsidiaries of any debt or borrowings of any Third Party;

(i)    any pledge of any material assets of the Company or any of the Subsidiaries or the granting of any Lien on any material assets of the Company or any of the Subsidiaries;

(j)    any change by the Company or any of the Subsidiaries in accounting principles, policies or methods, except insofar as may have been required by a change in United States generally accepted accounting principles; or

(k)   any agreement, in writing or otherwise, by the Company or any of the Subsidiaries to take any of the actions described in this Section 4.7.

Section 4.8   Litigation.   Except as disclosed in the SEC Reports or in Section 4.8 of the Disclosure Schedule, there are no material claims, actions, suits, proceedings (including arbitrations or mediations) or investigations pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries or any properties or rights of the Company or any of the Subsidiaries, before any court or other Governmental Entity. Neither the Company, nor the Subsidiaries, nor any of the Company’s or any of the Subsidiaries’ properties is subject to any order, judgment, injunction or decree that is material (individually or in the aggregate) to the business of the Company or any of the Subsidiaries, or which would reasonably be expected to have a Material Adverse Effect or which could materially impair or delay the Company’s or Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.9   Employee Benefit Plans.

(a)   Section 4.9(a) of the Disclosure Schedule sets forth a list of all material “employee welfare benefit plans” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “employee pension benefit plans” (as defined in Section 3(2) of ERISA) and all other bonus, stock option, stock purchase, benefit, profit sharing, savings, retirement, disability, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, programs or arrangements, and employment, change in control or similar contracts or arrangements, in each case for the benefit of, or relating to, any officer, director or employee of, or independent contractor or consultant to, the Company or any of the Subsidiaries (together, the “Employee Plans”). The Company has delivered or made available to Parent true and complete copies of all Employee Plans, as in effect, as well as any applicable summary plan descriptions, Form 5500’s, the latest Internal Revenue Service determination letters obtained with respect to any Employee Plan intended to be qualified under Section 401(a) or

501(a) of the Code, and the latest financial, accounting, or governmental reports relating to any Employee Plans.

(b)   None of the Company, any Subsidiary of the Company, or to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any “prohibited transaction”, as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any Subsidiary thereof or any Employee Plan.

(c)   All Employee Plans are in compliance with the currently applicable requirements prescribed by all applicable Laws currently in effect with respect to such Employee Plans, including, but not limited to, ERISA and the Code, except where the failure to be in such compliance would not, individually or in the aggregate, have a Material Adverse Effect. Each Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code, either (i) has received a favorable determination letter from the Internal Revenue Service to such effect or (ii) is still within the “remedial amendment period,” as described in Section 401(b) of the Code and the regulations thereunder.

(d)   All contributions or payments required to be made or accrued before the Effective Time under the terms of any Employee Plan will have been made or accrued by the Effective Time, except where the failure to make any such contribution or payment would not, individually or in the aggregate, have a Material Adverse Effect. No Employee Plan is subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor any Subsidiary thereof has incurred nor reasonably expects to incur any material liability to the Pension Benefit Guaranty Corporation with respect to any Employee Plan. Neither the Company nor any Subsidiary has incurred any withdrawal liability to any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(e)   Except as set forth in Section 4.9(e) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby (including without limitation the Merger), will create any obligation to pay or the right to receive (whether absolute or contingent) any severance, termination, “golden parachute” or other similar payment, whether pursuant to any written or oral contract or other agreement or under any applicable Law.

(f)    Each Employee Plan that is subject to Section 409A of the Code has been operated and administered in good faith compliance with such Section 409A, including with the requirements of the proposed regulations issued under Section 409A of the Code, from the period beginning January 1, 2005 through the date hereof. Parent agrees that prior to the Effective Time, the Company shall be permitted to amend the Company Plans impacted by Code Section 409A to the extent necessary to preserve the intended benefits and avoid adverse tax consequences under Code Section 409A to the participants; provided, however, that no amendment shall be made that could reasonably be expected to result in an increase in cost to, or liability of, the Company except for the time value of money if payment of benefits is required to be accelerated. Parent further agrees that, to the extent that additional amendments may be necessary after the Effective Time to preserve the intended benefits and avoid adverse tax consequences under Code Section 409A to the participants, Parent shall cause such amendments to be made, provided that no such amendment shall be made that could reasonably be expected to result in an increase in cost to, or liability of, the Parent or the Surviving Corporation except for the time value of money if payment of benefits is required to be accelerated.

(g)   No officer, director or employee is the beneficiary of any split dollar insurance benefit or is subject to any key man life insurance.

Section 4.10   Proxy Statement.   The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement will not, at the time it is first sent to stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company does not make any representation or warranty with respect to written information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees specifically for inclusion in the Proxy Statement.

Section 4.11   Conduct of Business; Permits.

(a)   Except as disclosed in the SEC Reports or in Section 4.11 of the Disclosure Schedule, the business of the Company and each of the Subsidiaries is being conducted in material compliance with all applicable Laws, and neither the Company nor any of the Subsidiaries is in breach, default or violation of any term, condition or provision of (i) the Restated Certificate, the Company Bylaws or the organizational documents of any such Subsidiary; (ii) any note, bond, mortgage, indenture, contract, lease or other instrument or agreement of any kind to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective properties may be bound; or (iii) any Laws applicable to the Company or any of the Subsidiaries or their respective businesses, except, with respect to clauses (ii) and (iii) immediately above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of the Subsidiaries has, nor, to the knowledge of the Company, has any other Person, directly or indirectly, on the Company’s or any of the Subsidiaries’ behalf, or on behalf of the their respective businesses, (i) made or received any payment which was not legal to make or receive, including without limitation, payments prohibited under applicable federal and state “fraud and abuse” or anti-kickback statutes, (ii) made an illegal political contribution or (iii) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

(b)   The permits, licenses, approvals and authorizations from Governmental Entities (collectively, “Permits”) held by the Company and the Subsidiaries are valid and sufficient for the business currently conducted by the Company and the Subsidiaries, except where the failure of such Permits to be so valid and sufficient would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written claim or written notice from any Governmental Entity that the Company or any such Subsidiary is not in compliance with the terms of any such Permits and with all requirements, standards and procedures of the federal, state, local and foreign Governmental Entities that issued them, except where the failure to be in such compliance would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.12   Taxes.

(a)   Except as set forth in Section 4.12 of the Disclosure Schedule, and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company and each of the Subsidiaries has timely filed with the appropriate Governmental Entity all material Tax Returns (as hereinafter defined) required to be filed by or with respect to the Company or the Subsidiaries or its operations or assets, and such Tax Returns are true, correct and complete, (ii) all material Taxes (as hereinafter defined) shown to be due on such Tax Returns, all material Taxes required to be paid on an estimated or installment basis, and all material Taxes required to be withheld with respect to the Company or its operations or assets have been timely paid or, if applicable, withheld and paid to the appropriate taxing authority in the manner provided by Law, (iii) the reserve for Taxes set forth on the balance sheet of the Company included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 is adequate for the payment of all material Taxes through the date thereof and no Taxes have been incurred after September 30, 2006 which were not incurred in the ordinary course of business, (iv) there are no outstanding deficiencies or assessments asserted or proposed against the

Company or any of the Subsidiaries that have not been finally settled or paid in full, and (v) there are no outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of the Subsidiaries.

(b)   During the five (5) year period ending on the date hereof, neither the Company nor any of the Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(c)   Neither the Company nor any of the Subsidiaries is nor have they been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

(d)   Section 4.12 of the Disclosure Schedule sets forth, for the Company and each member of the consolidated group of which the Company is a member, the federal and state net operating loss carryforwards for the Company and for each such member.

(e)   Except as set forth on Section 4.12 of the Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries will be required to include any item of income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting, closing agreement, intercompany transaction or excess loss account, installment sale entered into prior to the Closing Date, or any prepaid amount received on or prior to the Closing Date and (ii) no payments, acceleration of benefits, or provision of other rights have been or will be made in connection with the consummation of the transactions contemplated by this Agreement that would be nondeductible by the Company or any of its Subsidiaries under Section 280G of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

(f)    For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated, severance, stamp, and other taxes (including any interest, fines, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments) and (ii) “Tax Return” means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

Section 4.13   Environmental.   Except as disclosed in the SEC Reports or in Section 4.13 of the Disclosure Schedule, and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company and the Subsidiaries are in compliance with all applicable Environmental Laws (as hereinafter defined), (ii) there are no outstanding allegations of which either the Company or the Subsidiaries has been provided notice in writing by any Person that the Company or any of the Subsidiaries is not or has not been in compliance with all applicable Environmental Laws, (iii) neither the Company nor any of the Subsidiaries has received any written notice, claim, order, demand or judgment alleging any current and continuing obligation or potential liability of the Company or any Subsidiary thereof for response, cleanup or remediation activities or the costs thereof pursuant to CERCLA or RCRA (as each such capitalized term is hereinafter defined) or analogous state or foreign Laws. To the Company’s knowledge, there is no condition on any real property leased by the Company or any of the Subsidiaries for which the Company or any of the Subsidiaries has an obligation to undertake any investigation, cleanup or remedial action pursuant to any Environmental Laws. For purposes of this Agreement, (i) “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., (ii) “Environmental Laws” means all federal, state, local and foreign Laws, regulations and ordinances relating to protection of the environment and (iii) “RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.

Section 4.14   Properties.

(a)   The Company and each of the Subsidiaries has good and marketable title to, or a valid leasehold interest in, all its properties and assets, free and clear of all Liens, except as set forth in Section 4.14(a) of the Disclosure Schedule and for Liens that do not, individually or in the aggregate, have a Material Adverse Effect.

(b)   Neither the Company nor any Subsidiary thereof owns a fee or other ownership interest in any real property. Section 4.14(b) of the Disclosure Schedule sets forth a true and complete list of each lease or material sublease relating to real property or interests in real property leased by the Company or any of the Subsidiaries (collectively, the “Company Material Leases”). The Company has delivered or made available to Parent true and correct copies of each Company Material Lease. No option has been exercised under any of the Company Material Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered or made available to Parent with the corresponding Company Material Lease.

(c)   Each Company Material Lease is in full force and effect and neither the Company, any of the Subsidiaries nor any other party to a Company Material Lease has given to the other party or parties written notice of or has made a written claim with respect to any breach or default thereunder. Neither the Company nor any of the Subsidiaries thereof is in default of any obligation under any Company Material Lease and no event has occurred which with the passage of time or giving of notice, or both would constitute a default of any obligation under any Company Material Lease by the Company or any of the Subsidiaries, except, in each case, for any such default which would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, (i) no other party to a Company Material Lease is in default of any material obligation thereunder and (ii) no event has occurred which with the passage of time or giving of notice, or both would constitute a default of any material obligation under any Company Material Lease by such other party. None of the property subject to any Company Material Lease is subject to any sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof.

Section 4.15   Intellectual Property.   The Company or one of the Subsidiaries owns free and clear of all Liens, or is licensed or otherwise possesses rights in, to or under, as applicable, all patents, trademarks, trade names, service marks, copyrights and any applications or registrations therefor, confidential and proprietary information, trade secrets, computer software programs or applications, web addresses and domain names, in each case, that are material to the operation of their businesses, taken as a whole, as currently conducted (the “Material Intellectual Property”). The Material Intellectual Property is listed on Section 4.15 of the Disclosure Schedule (with trade secrets and confidential information being referenced in general terms by class or category). To the knowledge of the Company, patents, trademarks, trade names, service marks, copyrights, web addresses, domain names and registrations and applications therefor included in the Material Intellectual Property are valid and subsisting and are registered and/or applied for in the name of the Company or the Subsidiaries. Except as disclosed in the SEC Reports or in Section 4.15 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has received any written notice alleging that the operation of their businesses infringes upon, misappropriates or otherwise violates any intellectual property right of any Person or that any Material Intellectual Property is invalid. To the knowledge of the Company, there are no infringements or misappropriations of any Material Intellectual Property by any other party.

Section 4.16   Contracts.

(a)   Except as set forth in the SEC Reports or in Section 4.16 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to or bound by:

(i)       any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)     any contract or agreement for the purchase of materials or personal property from any supplier or other Person or for the furnishing of services by any such supplier or other Person to the Company or any of the Subsidiaries that, in each case, requires future aggregate annual payments by the Company or any of the Subsidiaries of $250,000 or more;

(iii)    any contract or agreement for the sale, license or lease (as lessor) by the Company or any of the Subsidiaries of services, materials, products, supplies or other assets, owned or leased by the Company or any of the Subsidiaries, that is reasonably likely to involve future aggregate annual payments to the Company or any of the Subsidiaries of $3,000,000 or more;

(iv)     any contract or agreement, including, without limitation, loan agreements, credit agreements, notes, bonds, mortgages or indentures, relating to or evidencing indebtedness for borrowed money, capital lease obligations (including guarantees in respect of any of the foregoing) of the Company or the Subsidiaries in the amount of $100,000 or more;

(v)      any non-competition agreement or any other contract or which purports to limit in any material respect the manner in which, or the localities in which, the business of the Company or any of the Subsidiaries may be conducted;

(vi)     any contract or agreement relating to any material joint venture or partnership;

(vii)   any contract or agreement to allocate, share or otherwise indemnify for Taxes;

(viii)  any contract or agreement with any consultant or independent contractor that is not terminable at will on 30 days’ notice or less; or

(ix)     any irrevocable proxies, or voting or other contract or agreement governing how any shares of the Company Common Stock shall be voted.

The foregoing contracts and agreements to which the Company or any of the Subsidiaries is a party or are bound are collectively referred to herein as “Company Contracts.”

(b)   Each Company Contract is valid and binding on the Company (or the Subsidiary that is a party thereto) and is in full force and effect, and the Company (or such Subsidiary) has performed all obligations required to be performed by it to date under each Company Contract, except where the failure to perform any such obligation would not, individually or in the aggregate, have a Material Adverse Effect. There is no violation or default under (nor does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Contract by the Company or any of the Subsidiaries or, to the knowledge of the Company, any other party thereto, except for such violations or defaults which, individually or the aggregate, have not had or would not have a Material Adverse Effect. The Company has delivered or made available to Parent true and complete copies of each Company Contract, including any amendments or modifications thereto, identified on Section 4.16 of the Disclosure Schedule.

Section 4.17   Insurance. Section 4.17 of the Disclosure Schedule sets forth a true and complete list of all material policies of insurance providing coverage in favor of the Company, the Subsidiaries or any of their respective properties and assets. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to the date of this Agreement have been paid and no written notice of cancellation or termination has been received by the Company or any of the Subsidiaries with respect to any such policy. The Company and the Subsidiaries have complied in all material respects with the terms and conditions of such insurance policies. The Company has delivered or made available to Parent true and complete copies of each such policy, including any amendments, modifications or endorsements thereto.

Section 4.18   Brokers.   No broker, finder or investment banker (other than William Blair & Company, L.L.C.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of the Subsidiaries. The Company has heretofore furnished or made available to Parent true and complete information concerning the financial arrangements between the Company and William Blair & Company, L.L.C. pursuant to which such firm would be entitled to any payment as a result of the transactions contemplated hereunder.

Section 4.19   Employees; Labor Relations. Section 4.19   of the Disclosure Schedule sets forth, as of the date hereof, the names, date of hire, current annual salary rates or current hourly wages, job title and work location for each employee of the Company or any of the Subsidiaries. Except as set forth in the SEC Reports or in Section 4.19 of the Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each of the Company and the Subsidiaries is in compliance with all applicable Laws, rules, regulations and orders respecting employment and employment practices, terms and conditions of employment, wages, hours or work and occupational safety and health and, (ii) there is no labor slowdown, stoppage or lockout pending, or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries. Neither the Company nor any of the Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any union or other labor organization or is engaged in any labor negotiations with any labor union.

Section 4.20   Transactions with Affiliates.   Except as set forth in the SEC Reports, no affiliate of the Company or any of the Subsidiaries has (i) any interest in any property (whether real, personal or mixed and whether tangible or intangible) that is material to and is used in any of the businesses of the Company or any of the Subsidiaries or (ii) had material business dealings or a material financial interest in any transaction with the Company or any of the Subsidiaries (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or any of the Subsidiaries).

Section 4.21   Suppliers and Customers.

(a)   Section 4.21(a)   of the Disclosure Schedule sets forth a list of the top ten (10) suppliers, by dollar amount paid by the Company and the Subsidiaries (taken together), for the fiscal year of the Company ended December 31, 2005 and for the nine month period ended September 30, 2006, from whom the Company or any Subsidiary has purchased goods and/or services (collectively, the “Suppliers”). As of the date hereof, (i) there are no material disputes with any Suppliers and (ii) no Supplier has expressed in writing to the Company or any Subsidiary its intention to cancel or otherwise terminate its relationship with, or to materially reduce its business with, the Company or any Subsidiary.

(b)   Section 4.21(b)   of the Disclosure Schedule sets forth a list of the top fifteen (15) customers, by revenue derived by the Company and its Subsidiaries (taken together), for each of the fiscal year of the Company ended December 31, 2005 and for the nine month period ended September 30, 2006, to whom the Company or any Subsidiary has sold goods and/or services (collectively, the “Customers”). As of the date hereof, (i) there are no material disputes with any Customers and (ii) no Customer has expressed in writing to the Company or any Subsidiary its intention to cancel or otherwise terminate its relationship with, or to materially reduce its business with, the Company or any Subsidiary.

Section 4.22   Control Share Acquisition.   The Board of Directors has taken all actions necessary so that no state takeover statute or similar statute or regulation or comparable takeover provision of the Restated Certificate or the Company Bylaws of the applies or purports to apply to the Merger or this Agreement.

Section 4.23   Vote Required.   The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company’s capital stock necessary (under applicable Laws or otherwise) to adopt this Agreement (the “Requisite Vote”).

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1   Conduct of Business by the Company Pending the Merger.   The Company covenants and agrees that, from and after the date of this Agreement and until the earlier of the termination of this Agreement in accordance with Section 8.1 hereof and the Effective Time, unless Parent shall otherwise consent in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and neither the Company nor any of the Subsidiaries shall take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company and each of the Subsidiaries will use its reasonable efforts to preserve substantially intact the business organization of the Company and such Subsidiary, to keep available the services of the present officers, employees and consultants of the Company and the Subsidiaries and to preserve the present relationships of the Company and the Subsidiaries with customers, suppliers and other Persons with which the Company and such Subsidiaries have significant business relations. Without limiting the generality of the foregoing, from and after the date of this Agreement and until the earlier of the termination of this Agreement in accordance with Section 8.1 hereof and the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), and except as (x) contemplated by this Agreement or (y) set forth in Section 5.1 of the Disclosure Schedule, the Company shall not, and shall cause the Subsidiaries not to:

(a)   amend the Restated Certificate, the Company Bylaws or the comparable organizational documents of any Subsidiary;

(b)   (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, except that a wholly-owned Subsidiary may declare and pay a dividend or make other distributions to its parent or the Company, or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities; (ii) issue, sell, pledge, dispose of or encumber any (A) additional shares of its capital stock other than Shares issued upon the exercise of Options outstanding as of the date hereof, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or (C) of its other securities; or (iii) split, combine or reclassify any of its outstanding capital stock;

(c)   acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any Person or business or division thereof or (ii) any assets, except, with respect to this clause (ii), (A) purchases of inventory, equipment and supplies in the ordinary course of business consistent with past practice or (B) other purchases of assets in the ordinary course of business consistent with past practice;

(d)   except in the ordinary course of business, amend in any material respect or terminate any Company Contract, or waive, release or assign any material rights or material claims thereunder;

(e)   transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material property or material assets other than (i) excess or obsolete property or assets or (ii) in the ordinary course of business and consistent with past practice;

(f)    (i) enter into any employment, change of control, retention or severance agreement with or, except in accordance with the existing policies of the Company or the Subsidiaries or any existing contractual obligation, grant any severance, termination, retention or change of control pay to any officer or director of the Company; or (ii) hire or agree to hire any new or additional officers or, other than in the ordinary course of business consistent with past practice, any employee, consultant or independent contractor;

(g)   except as required under the terms of any existing Employee Plan or agreement, or to comply with applicable Laws, (i) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Employee Plan or other arrangement for the current or future benefit or welfare of any director, officer or employee, other than in the ordinary course of business consistent with past practice, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus (other than customary annual bonuses) to, any director, officer or, other than in the ordinary course of business consistent with past practice, employee, (iii) other than benefits accrued through the date hereof and other than in the ordinary course of business for employees other than officers or directors of the Company, pay any benefit not provided for under any Employee Plan, or (iv) make any grant or award to any director, officer or employee of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or any removal of existing restrictions in any Employee Plans or agreements or awards made thereunder;

(h)   (i) except in the ordinary course of business in amounts consistent with past practice, incur or assume any indebtedness for money borrowed; (ii) voluntarily incur or modify any material indebtedness or other material liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice; or (iv) except for advances or prepayments in the ordinary course of business in amounts consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in accordance with past practice);

(i)    change any of the accounting methods used by it unless required by generally accepted accounting principles;

(j)    other than in the ordinary course of business consistent with past practice, make any Tax election or settle or compromise any Tax liability;

(k)   settle or compromise any material claim, litigation or other material legal proceeding, other than in the ordinary course of business consistent with past practice; or

(l)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(m)  change or remove the certified public accountants for the Company;

(n)   make any capital expenditures in excess of, in the aggregate, $100,000;  or

(o)   enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

Section 5.2   No Solicitation.

(a)   From the date hereof until the earlier of the termination of this Agreement in accordance with Article 8 or the Effective Time, except as provided in this Section 5.2(a) or in Section 5.2(c), the Company shall not, and it shall cause the Subsidiaries and the officers, directors, employees, agents and representatives of the Company and the Subsidiaries (collectively, the “Company Representatives”) not to, directly or indirectly, (i) solicit or initiate any inquiries, offers or proposals regarding, or the submission of, any Takeover Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or in response to, any inquiries, offers or proposals regarding, or the submission of, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal or approve any Takeover Proposal; provided, however, that nothing contained in this Section 5.2 or any other provision of this Agreement shall prohibit the Company or the Board of Directors, from (A) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party (as hereinafter defined) pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (B) making any disclosure to the Company’s stockholders, if, based on advice from outside counsel, the Board of Directors determines in good faith, that failing to do so would be reasonably likely to violate its fiduciary duty under Delaware Law. Upon execution of this Agreement, the Company shall, and it shall cause the Company Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to obtaining the Requisite Vote, the Company and the Company Representatives may furnish information concerning its business, properties or assets to any Third Party, and may negotiate and participate in discussions and negotiations with such Third Party concerning a Takeover Proposal if: (x) such Third Party has submitted a bona fide unsolicited written Takeover Proposal which the Board of Directors believes in good faith, after consultation with its legal and financial advisors, is reasonably likely to lead to a Superior Proposal (as hereinafter defined); and (y) the Board of Directors determines in good faith, based upon advice of outside counsel, that failing to do so would be reasonably likely to violate the Board of Directors’ fiduciary duties to the Company’s stockholders under Delaware Law; provided, however, that prior to furnishing any information to, or entering into discussions with, such third party, the Company (A) enters into a confidentiality agreement with such Third Party containing substantially the same terms as the Confidentiality Agreement referred to in Section 6.4(b), (B) notifies Parent of its intention to provide information to, or enter into discussions with, such Third Party, and (C) concurrently discloses or makes available the same information, if not previously provided to Parent, to Parent as it makes available to such Third Party. The Company shall promptly notify Parent of its receipt of any Takeover Proposal made to the Company by a Third Party after the date hereof. Such notice shall include the terms of any such Takeover Proposal, including the identity of the Third Party or its affiliates making the same, and the Company shall keep Parent informed on a current basis with respect to any developments with respect to the foregoing that are significant in the Company’s reasonable determination.

(b)   As used in this Agreement, the following terms have the meanings set forth below:

“Superior Proposal” means an unsolicited bona fide written Takeover Proposal by a Third Party (i) on terms which the Board of Directors determines in good faith, and in consultation with its legal and financial advisors, to be more favorable to the Company’s stockholders than the Merger, (ii) for which financing, to the extent required, is then committed or which in the good faith judgment of the Board of Directors is reasonably capable of being obtained by such Third Party and (iii) which, in the good faith reasonable judgment of the Board of Directors, is reasonably likely to be consummated in a timely manner (taking into account all financial, regulatory, legal and other aspects of such Takeover Proposal and the Third Party making such Takeover Proposal).

“Takeover Proposal” means any written proposal, offer, contract, agreement or other indication of interest (whether or not delivered to the stockholders of the Company generally) from a Third Party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company or any of its material Subsidiaries or fifty percent (50%) or more of any class of equity securities of the Company or any of such Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of such Subsidiaries.

“Third Party” means any Person or group other than Parent, Merger Sub or any affiliate thereof.

(c)   Except as set forth in this Section 5.2(c), neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement in principle, arrangement, understanding or contract or other agreement with respect to any Takeover Proposal. Notwithstanding anything in this Agreement to the contrary, prior to obtaining the Requisite Vote, the Board of Directors may withdraw or modify its approval or recommendation of the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case if (x) the Company shall have received a Superior Proposal, (y) the Board of Directors shall have in good faith, based upon advice of outside counsel, determined that failing to take such action would be reasonably likely to violate the Board of Directors’ fiduciary duties to the Company’s stockholders under Delaware Law and (z) the Company has terminated this Agreement pursuant to, and after complying with all of the provisions of, Sections 8.1(c) and 8.2(b) hereof. The foregoing notwithstanding, the Company may not approve, endorse or recommend a Superior Proposal, or modify or amend in a manner adverse to Parent or withdraw its endorsement or recommendation of the Merger, or enter into a definitive agreement with respect to such Superior Proposal unless (X) it notifies Parent in writing of its intention to take such action at least three (3) business days prior to taking such action, specifying the material terms of such Superior Proposal and identifying the Third Party making such Superior Proposal, and (Y) Parent does not make, after being provided with reasonable opportunity to negotiate with the Company and its Representatives, within three (3) business days of receipt of such written notification, an offer that the Board of Directors determines, in good faith after consultation with its legal and financial advisors, is at least as favorable to the Company’s stockholders as such Superior Proposal.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1   Proxy Statement.

(a)   As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC as promptly as practicable, and promptly thereafter shall mail to the Company’s stockholders, the Proxy Statement. The Company shall, as promptly as practicable after receipt thereof, provide Parent copies of any written comments, and advise Parent of any material oral comments or material communications regarding the Proxy Statement received from the SEC. The Company shall provide Parent with a reasonable opportunity to review and comment on any supplement to the Proxy Statement prior to filing the same with the SEC, and the Company will promptly provide Parent with a copy of all such filings made with the SEC. Subject to the terms of this Agreement, the Proxy Statement shall contain the recommendation of the Board of Directors that the Company’s stockholders approve this Agreement and the Merger.

(b)   Parent and Merger Sub will cooperate with the Company in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to the Company any and all information regarding Parent, Merger Sub and their respective affiliates as may be required to be disclosed therein and, without limiting the foregoing, Parent and Merger Sub will use reasonable efforts to promptly (i) review and comment upon the Proxy Statement in advance of its filing with the SEC, and (ii) respond to comments and/or requests, if any, of the SEC with respect to Parent or Merger Sub.

(c)   If at any time prior to the Company Stockholders’ Meeting, there shall occur any event with respect to the Company, the Subsidiaries, Parent or Merger Sub, or with respect to any information provided by the Company, Parent or Merger Sub for inclusion in the Proxy Statement, which event is required to be described in an amendment or supplement to the Proxy Statement, such amendment or supplement shall be promptly filed with the SEC, as required by applicable Law, and disseminated to the Company’s stockholders, as applicable.

Section 6.2   Meeting of Stockholders of the Company. The Company shall promptly take all action necessary in accordance with Delaware Law, the Restated Certificate and the Company Bylaws to convene the Company Stockholders’ Meeting. Parent and Merger Sub shall vote, or cause to be voted, in favor of this Agreement and the Merger all Shares directly or indirectly beneficially owned by them. The stockholder vote or consent required for approval of the Merger will be no greater than that set forth in Delaware Law. Subject to the fiduciary duty of the Board of Directors, the Company shall use all reasonable efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote or consent of stockholders required by Delaware Law to effect the Merger.

Section 6.3   Additional Agreements. The Company, Parent and Merger Sub will each comply in all material respects with all applicable Laws and with all applicable rules and regulations of any Governmental Entity in connection with the operation of its business and its execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby.

Section 6.4   Access to Information.

(a)   From and after the date hereof and until the earlier to occur of the termination of this Agreement in accordance with Section 8.1 hereof and the Effective Time and subject to applicable Laws, the Company shall, and shall cause the Subsidiaries and their respective officers, directors and employees to, afford the officers, employees and agents of Parent and Merger Sub reasonable access during normal Company business hours to the Company’s and the Subsidiaries’ officers, employees, properties, offices and other facilities and to the books and records of the Company and the Subsidiaries, and shall furnish Parent and Merger Sub with such financial, operating and other information concerning the Company, the Subsidiaries or their respective businesses as Parent or Merger Sub, through its officers, employees or agents, may reasonably request.

(b)   Parent and Merger Sub shall, and shall cause their respective affiliates and each of their respective officers, directors, employees, financial advisors and agents to hold in strict confidence all information obtained by them from the Company, any Subsidiary thereof or any officers, directors, employees, agents or representatives of the Company or any Subsidiary, and to not disclose such information to others, in each case, in accordance with the terms of the Confidentiality Agreement, dated June 7, 2005 (the “Confidentiality Agreement”), between Parent and the Company.

Section 6.5   Public Announcements. Prior to the Effective Time, Parent, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement before such consultation, except as may be required by Law.

Section 6.6   Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable best efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, (a) cooperating in responding to inquiries from, and making presentations to, regulatory authorities and (b) defending against and responding to any action, suit, proceeding, or investigation, whether judicial or administrative, challenging or relating to this Agreement, or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.

Section 6.7   Agreement to Defend and Indemnify.

(a)   If any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that, subject to the limitations on indemnification contained in Delaware Law, the Company shall, to the fullest extent permitted under all applicable Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Laws, indemnify and hold harmless, each director, officer, employee, fiduciary and agent of the Company including, without limitation, officers and directors serving as such on the date hereof (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated hereby, including without limitation any of the foregoing that may arise under the Exchange Act in connection with the Merger or any financing obtained in connection with the consummation of the transactions contemplated hereby, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided further, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section 6.7 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. For six years after the Effective Time, the Surviving Corporation shall be required to maintain or obtain officers’ and directors’ liability insurance covering the Indemnified Parties who are currently covered by the Company’s officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts. Parent shall cause the Surviving Corporation to continue in effect the indemnification provisions currently provided by the Restated Certificate and the Company Bylaws for a period of not less than six years following the Effective Time. This Section 6.7 shall survive the consummation of the Merger. This covenant shall survive any termination of this Agreement pursuant to Section 8.1 hereof. Notwithstanding Section 9.7 hereof, this Section 6.7 is intended to be for the benefit of and to grant third-party beneficiary rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

(b)   If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.7.

Section 6.8   Continuation of Employee Benefits.

(a)   From and after the Effective Time, the Surviving Corporation and the Subsidiaries will honor in accordance with their terms all existing employment, severance, change of control, consulting and salary continuation contracts, agreements, arrangements or understandings between the Company or any Subsidiary, on the one hand, and any current or former officer, director, employee or consultant of the Company or any Subsidiary or group of such officer s, directors, employees or consultants, on the other hand, in each case, as disclosed on Section 6.8 of the Disclosure Schedule.

(b)   In addition to honoring the contracts, agreements, arrangements and understandings referred to in Section 6.8 of the Disclosure Schedule, at least until December 31, 2007, the Surviving Corporation will provide or will cause to be provided to each current or former employee (presently entitled to benefits) of the Company or any Subsidiary (i) employee compensation, benefit plans, programs, policies and arrangements, that are no less favorable in the aggregate than those currently provided by the Company or such Subsidiary (other than equity incentive plans) to its employees and former employees; and (ii) severance benefits that are in the aggregate no less favorable to any employee of the Company or any Subsidiary than those currently provided to each such employee. Nothing in this Section 6.8(b) shall be deemed to prevent the Surviving Corporation or any of the Subsidiaries from making any change required by applicable Laws.

(c)   To the extent permitted under any applicable Laws, each employee of the Company or any Subsidiary shall be given credit for all service with the Company or such Subsidiary (or service credited by the Company or such Subsidiary) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation or Parent in which such employee participates as of the date hereof for purposes of eligibility, vesting and benefit accrual including, without limitation, for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan, except for benefit accrual under any defined benefit pension plan.

(d)   This Section 6.8, which shall survive the consummation of the Merger at the Effective Time and shall continue without limit, is intended to benefit and bind Parent, the Surviving Corporation, their respective subsidiaries and any other Person referenced in this Section 6.8, each of whom may enforce the provisions of this Section 6.8 whether or not parties to this Agreement. Except as provided in Section 6.8(a) above, nothing contained in this Section 6.8 shall create any beneficiary rights in any employee or former employee (including any dependent thereof) of the Company, any of the Subsidiaries or the Surviving Corporation in respect of continued employment for any specified period of any nature or kind whatsoever.

(e)   Nothing in this Section 6.8 shall be deemed in any way to change the at-will nature of an employee’s employment with the Surviving Corporation or any of its Subsidiaries, or to limit or otherwise restrict Parent or the Surviving Corporation’s ability to terminate any employee of the Company or any of the Subsidiaries.

Section 6.9   Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (x) any material notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (y) the occurrence, or non-occurrence of any event whose occurrence, or non-occurrence would (i) in the case of the Company, give the Parent the right (without giving effect to any right to cure) to terminate this Agreement in accordance with the terms of Section 8.1 hereof or (ii) in the case of Parent, give the Company the right (without giving effect to any right to cure) to terminate this Agreement in accordance with the terms of Section 8.1 hereof, and (z) any notice from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.10                   Merger Sub. Parent will take all action necessary (a) to cause Merger Sub to perform its obligations under this Agreement to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement. Parent shall not, and shall not permit Merger Sub to take, any action that would result in the breach of any representation of Parent hereunder (except for representations and warranties made as of a specific date) such that the Company would have the right to terminate this Agreement pursuant to Section 8.1.

ARTICLE VII
CONDITIONS OF THE MERGER

Section 7.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of each party to effect the Merger shall be subject to the following conditions:

(a)   The Merger and this Agreement shall have been approved and adopted by the Requisite Vote of the stockholders of the Company, in accordance with Delaware Law and the Restated Certificate; and

(b)   No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity of competent jurisdiction (which statute, rule, regulation, judgment, writ, decree, order or injunction or other action each party hereto shall use its reasonable best efforts to have vacated or reversed), that in any of the foregoing cases has become final and non-appealable and has the effect of making illegal or directly or indirectly restraining or prohibiting the consummation of the Merger.

Section 7.2   Conditions to Parent’s and Merger Sub’s Obligation to Effect the Merger.   The obligations of Parent and Merger Sub to effect the Merger shall be subject to the following conditions:

(a)   The representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing as if made on the date of Closing (other than those representations and warranties that address matters only as of a particular date which shall be true and correct as of such date), except where the failure to be true and correct (without giving effect to any limitation set forth therein arising from the use of the words, “material” or “materially”, or the phrase “Material Adverse Effect”) would not, individually or in the aggregate, (i) have a Material Adverse Effect or (ii) materially impair or delay the consummation of the Merger;

(b)   The Company shall have performed in all material respects all material obligations and complied in all material respects with all material agreements and covenants of the Company to be performed or complied with by it under this Agreement;

(c)   Parent shall have received a certificate of the Company, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, certifying to the effect that the conditions in Sections 7.2(a) and 7.2(b) have been satisfied;

(d)   There shall not have occurred, since September 30, 2006, except as contemplated by this Agreement, as set forth in Section 4.7 of the Disclosure Schedule or as disclosed as a factual matter in the SEC Reports prior to the date hereof (without taking into account any “risk factor” language), any change or effect that has or would be reasonably anticipated to have, individually or in the aggregate with other changes and effects, a Material Adverse Effect; and

(e)   Each of the directors of each of the Subsidiaries shall have resigned, effective as of and conditioned upon the Closing, from such director’s position as director of such Subsidiary, absent Parent’s written direction to the Company to the contrary.

Section 7.3   Conditions to the Company’s Obligation to Effect the Merger.   The obligations of the Company to effect the Merger shall be subject to the following conditions:

(a)   The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing as if made on the date of Closing (other than those representations and warranties that address matters only as of a particular date which shall be true and correct as of such date), except where the failure to be true and correct (without giving effect to any limitation set forth therein arising from the use of the words, “material” or “materially”, or the phrase “material adverse effect”) would not, individually or in the aggregate, have a material adverse effect on or otherwise materially impair or materially delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement;

(b)   Parent and Merger Sub shall have performed in all material respects all material obligations and complied in all material respects with all material agreements and covenants of Parent or Merger Sub to be performed or complied with by it under this Agreement; and

(c)   The Company shall have received a certificate of Parent, executed on its behalf by its Chief Executive Officer, Chief Financial Officer or Vice President and Secretary, dated the Closing Date, certifying to the effect that the conditions in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1   Termination.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

(a)   By the mutual written consent of Parent and the Company; or

(b)   By either of Parent or the Company if a Law or any order or injunction shall have been promulgated, enacted, entered or enforced, or any other action shall have been taken, by any Governmental Entity of competent jurisdiction that, in any of the foregoing cases has become final and non-appealable and has the effect of making illegal or directly or indirectly restraining or prohibiting the consummation of the transactions contemplated by this Agreement; or

(c)   By the Company:

(i)    if the Company has approved a Superior Proposal in accordance with (and not in violation of) Section 5.2(c) specifically including, without limitation, the last sentence of such Section 5.2(c).

(ii)   if (x) any of the representations and warranties of Parent or Merger Sub set forth in this Agreement shall not be true and correct on and as of the date of this Agreement and on and as of any date of determination as if made on such date of determination, except where the failure to be true and correct (without giving effect to any limitation set forth therein arising from the use of the words, “material” or “materially”, or the phrase, “material adverse effect”) would not, individually or in the aggregate, have a material adverse effect on or otherwise materially impair or materially delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement, and the failure of such representations and warranties to be so true and correct is incapable of being cured or has not been cured within ten (10) business days after the giving of written notice by the Company to Parent or (y) Parent or Merger Sub shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or Merger Sub to be performed or complied with by it under this Agreement, which failure to perform or comply is incapable of being cured or has not been cured within ten (10) business days after the giving of written notice by the Company to Parent.

(iii)  if the Closing shall not have occurred on or before July 6, 2007 (the “Outside Date”); provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(iii) if the Company is in material breach of this Agreement; or

(d)   By Parent or Merger Sub:

(i)    if the Board of Directors (x) shall have withdrawn, or modified or changed in a manner adverse to Parent or Merger Sub its approval or recommendation of this Agreement or the transaction contemplated hereby, including the Merger or (y) shall have approved a Takeover Proposal; or

(ii)   if (x) any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct on and as of the date of this Agreement and on and as of any date of determination as if made on such date of determination (other than those representations and warranties that address matters only as of a particular date which shall be true and correct as of such date), except where the failure to be true and correct (without giving effect to any limitation set forth therein arising from the use of the words, “material” or “materially”, or the phrase, “Material Adverse Effect”) would not, individually or in the aggregate, have a Material Adverse Effect, or otherwise materially impair or materially delay the Company’s ability to consummate the transactions contemplated by this Agreement, and the failure of such representations and warranties to be so true and correct is incapable of being cured or has not been cured within ten (10) business days after the giving of written notice by Parent to the Company or (y) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement, which failure to perform or comply is incapable of being cured or has not been cured within ten (10) business days after the giving of written notice by Parent to the Company; or

(iii)  if the Closing shall not have occurred on or before the Outside Date; provided, however, that Parent or Merger Sub may not terminate this Agreement pursuant to this Section 8.1(d)(iii) if Parent or Merger Sub is in material breach of this Agreement.

Section 8.2   Effect of Termination.

(a)   In the event of termination of this Agreement by either the Company or Parent or Merger Sub as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except (i) that the terms and conditions set forth in this Article VIII shall continue to remain in full force and effect notwithstanding any such termination, (ii) as otherwise provided in Section 9.1 hereof and (iii) that nothing contained herein (other than as provided in Section 8.2(b)) shall relieve any party for willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b)   If (x) Parent or Merger Sub terminates this Agreement pursuant to Section 8.1(d)(i) or (y) the Company terminates this Agreement pursuant to Section 8.1(c)(i), then in either such case, the Company shall pay, or cause to be paid to Parent by wire transfer of immediately available funds not later than the second (2nd) business day following the date of such termination an amount equal to $1,000,000 (the “Termination Fee”). Notwithstanding anything in this Agreement to the contrary, the payment of the Termination Fee shall be the exclusive remedy of Parent and Merger Sub with respect to a termination of this Agreement pursuant to Section 8.1(c)(i) or Section 8.1(d)(i).

ARTICLE IX
GENERAL PROVISIONS

Section 9.1   Non-Survival of Representations, Warranties and Agreements.   The representations, warranties and agreements contained in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Articles II and IX and in Sections 6.5, 6.7 and 6.8 shall survive the Effective Time and the agreements set forth in Articles VIII and IX and in Sections 6.4(b) and 6.5 shall survive termination.

Section 9.2   Notices.   All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (b) on the third (3rd) business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)          if to Parent or Merger Sub:

c/o Platinum Equity, LLC
360 North Crescent Drive, South Building
Beverly Hills, California  90210
Attention:   General Counsel
Facsimile:  (310) 712-1863

With a copy to:

Bingham McCutchen LLP
600 Anton Blvd., 18th Floor
Costa Mesa, California  92626
Attention:   James W. Loss, Esq.
Facsimile:  (714) 830-0700

(b)         if to the Company:

Strategic Distribution, Inc.
1414 Radcliffe Street, Suite 300
Bristol, PA 19007
Attention:  Chief Executive Officer
Facsimile:  (215) 633-4426

With a copy to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas  77002
Attention:  Robert V. Jewell
Facsimile:  (713) 238-7135

Section 9.3   Expenses.   Except as expressly set forth in Section 8.2(b) hereof, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 9.4   Certain Definitions.   For purposes of this Agreement, the following terms shall have the meanings indicated below:

(a)   “affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

(b)   “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(c)   “Disclosure Schedule” means that certain disclosure schedule, dated as of the date hereof, and delivered by the Company to Parent in connection with the execution and delivery of this Agreement. The parties hereto hereby acknowledge and agree that disclosure of any matter, fact or circumstance in a Section of the Disclosure Schedule shall be deemed to be disclosure thereof for purposes of all other Sections of the Disclosure Schedule, so long as (a) it is readily apparent that the matters, facts or circumstances disclosed therein are applicable to another Section of the Disclosure Schedule or (b) such disclosure is cross-referenced to in such other Section of the Disclosure Schedule;

(d)   “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(e)   “knowledge of the Company” means the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel;

(f)    “Law(s)” means any federal, state, local or foreign statute(s), law(s), ordinance(s), rule (s), regulation(s), judgment(s), decree(s), order(s), authorization(s) or approval(s) of any Governmental Entity;

(g)   “Person” means an individual, corporation, partnership, limited liability company, association, trust or any unincorporated organization;

(h)   “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations of the SEC promulgated thereunder;

(i)    “SEC” means the Securities and Exchange Commission; and

(j)    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Section 9.5   Headings.   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.6   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 9.7   Entire Agreement; No Third-Party Beneficiaries.   This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein (including, without limitation, in Sections 6.7 and 6.8 hereof), this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

Section 9.8   Assignment.   This Agreement shall not be assigned by any party hereto whether by operation of Law or otherwise; provided, however, that either Parent or Merger Sub may (i) assign this Agreement to an affiliate or (ii) collaterally assign its rights hereunder to any financing source; provided, however, that in each such case the assigning party shall not be relieved of its obligations hereunder.

Section 9.9   Governing Law.   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

Section 9.10   Amendment.   This Agreement may be amended by the parties hereto by action taken by Parent and Merger Sub, and, subject to Section 1.3, by action taken by or on behalf of the Board of Directors at any time before the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.11   Parent Guarantee.   Without limiting any terms and conditions set forth in this Agreement, Parent hereby irrevocably and unconditionally guarantees, as and for its own account, the prompt performance of each and all of Merger Sub’s and the Surviving Corporation’s obligations under this Agreement, in each case when and as the same shall become due and payable and/or performable, as the case may be.

Section 9.12   Waiver.   At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

Section 9.13   Counterparts.   This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PROJECT EAGLE HOLDING CORPORATION

By:	/s/ Eva M. Kalawski
	Name:	Eva M. Kalawski
	Title:	Vice President and Secretary

PROJECT EAGLE MERGER CORPORATION

By:	/s/ Eva M. Kalawski
	Name:	Eva M. Kalawski
	Title:	Vice President and Secretary

STRATEGIC DISTRIBUTION, INC.

By:	/s/ Donald C. Woodring
	Name:	Donald C. Woodring
	Title:	President and Chief Executive Officer

Annex B

January 5, 2007

Special Committee of the Board of Directors
Strategic Distribution, Inc.
1414 Radcliffe Street
Suite 300
Bristol, PA 19007

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock (collectively the “Stockholders”) of Strategic Distribution, Inc. (the Company”) of the $10.00 per share in cash (the “Merger Consideration”) proposed to be paid to the Stockholders pursuant to the Agreement and Plan of Merger dated as of January 5, 2007 (the “Merger Agreement”) by and among Project Eagle Holding Corporation (“Parent”), Project Eagle Merger Sub, a direct wholly-owned subsidiary of Parent (“Merger Sub”), and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, the Company will be merged into Merger Sub (the “Merger”) and each share of common stock of the Company, $0.10 par value per share, will be converted into the right to receive the Merger Consideration upon consummation of the Merger.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) a draft dated December 22, 2006 of the Merger Agreement; (b) certain audited historical financial statements of the Company and of Parent for the five years ended December 31, 2005; (c) certain unaudited financial statements of the Company for the nine months ended September 30, 2006; (d) certain internal business, operating and financial information and forecasts of the Company (the “Forecasts”), prepared by the senior management of the Company; (e) management’s analysis of a possible liquidation of the Company, which illustrates the potential range of values for assets and liabilities in the event of a liquidation; (f) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (g) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (h) current and historical market prices and trading volumes of the common stock of the Company; and (i) certain other publicly available information on the Company and Parent. We have also held discussions with members of the senior management of the Company and Parent to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of the Company.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Forecasts provided by senior management. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company or Parent. We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that  (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our

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opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters on advice of counsel to the Company and the Special Committee of the Board of Directors, and have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company. We have also assumed that the executed form of the Merger Agreement will conform in all material respects to the last drafts thereof reviewed by us. Our opinion is necessarily based on economic, monetary and other conditions as in effect on, and the information made available to us as of, the date hereof. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Surviving Corporation (as defined in the Merger Agreement) or the ability of the Surviving Corporation to pay its obligations when they become due.

William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

Our investment banking services and our opinion were provided for the use and benefit of the Special Committee of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the stockholders of the Company of the Merger Consideration to be received in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed Merger. It is understood that this opinion, and any written materials provided by William Blair & Company will be solely for the confidential use of the Special Committee of the Board of Directors of the Company and will not be reproduced, summarized, disclosed, relied upon or referred to or given to any other person (other than the Board of Directors of the Company) for any purpose without William Blair & Company’s prior written consent. Notwithstanding the preceding sentence, this opinion may be included in its entirety in a proxy statement mailed to the Stockholders by the Company with respect to the Merger.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Stockholders.

Very truly yours,
/s/ William Blair & Company, L.L.C.
WILLIAM BLAIR & COMPANY, L.L.C.

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Annex C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.      Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.      Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.      Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.      Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

STRATEGIC DISTRIBUTION, INC.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS MARCH 21, 2007

Solicited on Behalf of the Board of Directors of Strategic Distribution, Inc.

Date: February 21, 2007

The undersigned holder(s) of Common Stock of Strategic Distribution, Inc., a Delaware corporation, hereby appoint(s) Philip D. Flynt, Daniel J. Kearney and William L. Mahone, and each or either of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all of the Common Stock that the undersigned is (are) entitled to vote at the Special Meeting of Stockholders of Strategic Distribution, Inc. to be held on March 21, 2007 at the offices Willkie Farr & Gallagher LLP located at 787 Seventh Avenue, New York, N.Y. 10019-6099, at 9:00 a.m., local time, and at any postponement or adjournment thereof, as follows:

1.    Adoption of the Agreement and Plan of Merger, dated as of January 8, 2007, by and among Project Eagle Holding Corporation, Project Eagle Merger Corporation and Strategic Distribution, Inc., and approval of the merger as more fully described in the accompanying proxy statement:

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.    To act upon such other business as may properly come before the Special Meeting or any adjournment or postponement of the meeting, including to consider any procedural matters incident to the conduct of the Special Meeting, such as adjournment or postponement to solicit additional proxies in favor of the proposal to adopt the Agreement and Plan of Merger and approve the merger.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the attorneys and proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

(Continued and to be signed on reverse side)

(Continued from the other side)

The Board of Directors Recommends a Vote FOR Proposals 1 and 2 and granting the proxies discretionary authority.

When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder(s).  If no direction is given, the proxy will be voted “For” Proposals 1 and 2, and, at the discretion of the proxy holder, upon such other matters as may properly come before the meeting or any postponement or adjournment thereof. Proxies marked “Abstain” and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

The undersigned acknowledges receipt of the notice and proxy statement for the Special Meeting of Stockholders

Dated , 2007

Signature(s)

Please date and sign exactly as name(s) appear(s) on your Common Stock certificate(s). If shares are held jointly, each owner should sign this proxy. If acting as an executor, administrator, trustee, custodian, guardian, etc., you should so indicate in signing. If the stockholder is a corporation or other business entity, the proxy should indicate the full legal name of the corporation or entity and be signed by a duly authorized officer (indicating his or her position).